UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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WIND RIVER SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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500 WIND RIVER WAY

ALAMEDA, CA 94501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2008

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Wind River Systems, Inc. The Annual Meeting will be held on Thursday, June 12, 2008, at 9:00 a.m. local time at Wind River’s headquarters located at 500 Wind River Way, Alameda, California. The items of business are:

1.	The election of our Board of Directors; and

2.	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

In addition, we may transact such other business as may properly come before the Annual Meeting or any continuations, adjournments or postponements thereof. We are not aware of any other business to come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement that accompanies this Notice of Annual Meeting. Please read the Proxy Statement carefully.

Only stockholders of record at the close of business on April 15, 2008 are entitled to vote at the Annual Meeting. This Notice, the Proxy Statement and the Annual Report on Form 10-K are first being mailed to stockholders on or about May 2, 2008. Whether or not you plan to attend the Annual Meeting, please vote using the Internet or the telephone, or complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. The Proxy Statement describes proxy voting in more detail.

We encourage you to sign up for electronic delivery of future Wind River annual reports and proxy materials in order to conserve natural resources and help us save costs in producing and distributing these materials. If you wish to receive our annual report and proxy materials electronically next year, please follow the instructions contained on the enclosed proxy card or visit our investor relations website at http://ir.windriver.com.

By Order of the Board of Directors,

Ian Halifax
Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary

Alameda, California

May 2, 2008

PROXY STATEMENT FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2008

INFORMATION CONCERNING SOLICITATION

The enclosed proxy is solicited on behalf of the Board of Directors of Wind River Systems, Inc. (“Wind River” or the “Company”) for use at Wind River’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 12, 2008, at 9:00 a.m. local time, or at any continuations, adjournments or postponements thereof. The purposes of the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Wind River’s headquarters located at 500 Wind River Way, Alameda, California 94501.

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about May 2, 2008, to stockholders entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the year ended January 31, 2008, which includes consolidated financial statements, is being mailed with this Proxy Statement. Stockholders may obtain, for the cost of copying, a copy of any exhibits to our Form 10-K by writing to Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, Attention: Secretary. Our telephone number is (510) 748-4100, and our Internet address is http://www.windriver.com.

Stockholders may obtain a free copy of our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as exhibits and amendments to those reports, on the day of filing with the Securities and Exchange Commission (“SEC”), on our website at http://www.windriver.com or by contacting the Investor Relations Department at our corporate offices by calling (866) 296-5361. Stockholders may also read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access the SEC’s website at http://www.sec.gov.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote?

You may vote at the Annual Meeting if you owned your shares as of the close of business on April 15, 2008, which is referred to as the “Record Date.” As of the Record Date, we had a total of 80,718,742 shares of common stock (“Common Stock”) outstanding, which were held of record by 579 stockholders. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share of our Common Stock that you own as of the close of business on the Record Date.

How do I vote my proxy?

If your shares of Common Stock are held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your Common Stock by:

•	voting via the Internet;

•	voting by telephone; or

•	voting by mail.

You may also choose to come to the Annual Meeting and vote your shares in person, as described below.

- To Vote over the Internet:

To vote over the Internet through services provided by Broadridge Financial Solutions, Inc., log on to the Internet at: http://www.proxyvote.com and follow the instructions at that site. If you vote on the Internet, you do not need to complete and mail your proxy card.

- To Vote by Telephone:

To vote by telephone through services provided by Broadridge Financial Solutions, Inc., call the telephone number printed on your proxy card or voting instruction form, and follow the instructions provided on each proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

- To Vote by Mail:

Sign and return the proxy card in the enclosed postage-paid and addressed envelope. If you received more than one proxy card, your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

- To Vote in Person at the Annual Meeting:

If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting.

If your shares are held in the name of your broker or other nominee, you are considered the “beneficial owner” of shares held in street name. If you wish to vote at the Annual Meeting, you will need to bring with you to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

- Wind River 401(k) Plan Participants:

If you are a participant in our 401(k) Plan, your proxy will incorporate all shares you own through the 401(k) Plan, assuming your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

How will the proxy holders vote?

If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the election of all of the directors listed in Proposal One and “FOR” Proposal Two.

What matters are being presented at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those described in the Notice of Meeting and this Proxy Statement.

Will the proxy holders have discretionary voting power?

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new Annual Meeting date as well, unless you have subsequently revoked your proxy.

How can I change my vote?

If you are a holder of record and would like to change your vote, you can do so in the following ways:

•	deliver written notice of your revocation of your proxy to our Secretary prior to the Annual Meeting;

•	deliver a properly executed, later dated proxy prior to the Annual Meeting; or

•	attend the Annual Meeting and vote in person.

Please note that your attendance at the Annual Meeting in and of itself is not enough to revoke your proxy. If your shares are held by a broker, bank or other nominee, you must contact them in order to find out how to change your vote.

Who is paying the cost of this proxy solicitation?

Wind River will pay the cost of this proxy solicitation. We may retain an independent proxy solicitation company to assist with the solicitation of proxies and will pay any related costs. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this.

What constitutes a quorum for the Annual Meeting?

A quorum will be present at the Annual Meeting if a majority of our outstanding shares of Common Stock entitled to vote at the Annual Meeting are represented in person or by proxy at the Annual Meeting.

What are the recommendations of the Board of Directors?

Our Board of Directors recommends that you vote:

•	“FOR” the re-election of John C. Bolger, Jerry L. Fiddler, Narendra K. Gupta, Grant M. Inman, Harvey C. Jones, Kenneth R. Klein and Standish H. O’Grady as the members of our Board of Directors; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

What vote is required for the proposals?

Directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How are abstentions, withheld, and “broker non-votes” counted?

We treat shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy as being:

•	present for purposes of determining whether or not a quorum is present at the Annual Meeting; and

•	entitled to vote on a particular subject matter at the Annual Meeting.

Therefore, a “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required, affirmative voting threshold, as in the case of Proposal Two, but will have no effect on Proposal One, the election of our directors, who are elected by a plurality of votes. If you hold your Common Stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a

“broker non-vote”) unless you have given the broker voting instructions. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal. For Proposals One and Two, your broker is entitled to vote your shares on these matters if no instructions are received by you.

What is the deadline for receipt of stockholder proposals for the 2009 Annual Meeting?

Stockholders may present proposals for action at a future annual meeting of stockholders only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Any stockholder who intends to submit a proposal, including nominations for the election of directors, at our 2009 Annual Meeting of Stockholders must ensure that the proposal is received by the Corporate Secretary at Wind River Systems, Inc, 500 Wind River Way, Alameda, CA 94501:

•	not later than January 2, 2009, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•

not later than March 14, 2009, if the proposal is submitted pursuant to our bylaws, in which case the notice of the proposal must meet certain requirements set forth in our bylaws, as summarized below, and we will not be required to include the proposal in our proxy materials.

In addition to the SEC rules and regulations, our bylaws establish an advance notice procedure for stockholder proposals. Generally for stockholder proposals, including the nomination of a person for director, a stockholder must provide written notice to our corporate secretary at least 90 days in advance of the first anniversary of the previous year’s meeting but not more than 120 days prior to that date. Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read Article III, Section 5, of our bylaws in full in order to fully understand the requirements of bringing a proposal or nomination. A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our corporate secretary. All notices of proposals by stockholders, whether or not to be included in our proxy materials for a stockholder meeting, should be sent to Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, Attention: Secretary.

In addition, we anticipate that the proxies solicited by the Board of Directors for the 2009 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting as permitted by applicable rules and regulations.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

Our Board of Directors is currently comprised of seven members. Each director serves in office until the next annual meeting of stockholders and until his or her successor is elected and has duly qualified, or until such director’s earlier death, resignation or removal. In the time between annual meetings, the Board has the authority under our bylaws to increase or decrease the size of the Board and fill vacancies.

The Board of Directors is responsible for supervision of the overall affairs of Wind River. The Board of Directors held seven meetings during fiscal year 2008. To assist the Board in carrying out its duties, the Board has delegated certain authority to several committees. During fiscal year 2008, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board of which he was a member (during the period that he was a member).

Based on a review by the Board of Directors of all relevant information, the Board of Directors has determined that, as of the date of this Proxy Statement, each of our directors, other than Mr. Klein, is “independent” as defined under the rules of the Nasdaq Stock Market.

Throughout fiscal year 2008, Harvey C. Jones acted as “Lead Independent Director”. During fiscal year 2008, there were five executive sessions of the independent directors.

Information About the Directors and Nominees

The stockholders of Wind River elect our directors each year. Set forth below is information regarding our directors as of April 15, 2008:

Name	Age	Position	Director Since
John C. Bolger	61	Director	2000
Jerry L. Fiddler	56	Director	1983
Narendra K. Gupta	59	Director, Vice Chairman	2000
Grant M. Inman	66	Director	1999
Harvey C. Jones	55	Lead Independent Director	2004
Kenneth R. Klein	48	Director, Chairman of the Board, President and Chief Executive Officer	2003
Standish H. O’Grady	47	Director	2004

There are no family relationships between any directors and executive officers.

Director Nominees Standing for Re-election:

John C. Bolger became a director of Wind River in February 2000 in connection with Wind River’s acquisition of Integrated Systems, Inc. From July 1993 to February 2000, Mr. Bolger was a director of Integrated Systems, Inc. Mr. Bolger is currently a private investor and is a retired Vice President, Finance and Administration, and Secretary of Cisco Systems, Inc., a networking systems company. Mr. Bolger is also a director of Cogent, Inc., a biometric systems company, Mattson Technology Inc., a semiconductor equipment manufacturer, and Mission West Properties, a real estate investment trust. He holds a B.A. in English Literature from the University of Massachusetts and an M.B.A. from Harvard University and is a certified public accountant.

Jerry L. Fiddler co-founded Wind River in February 1983 and has served as a director since Wind River’s inception. He also served as Chairman of the Board from February 1983 to January 2004. Mr. Fiddler served as

Chief Executive Officer of Wind River from February 1983 to March 1994, and as Interim Chief Executive Officer from April to September 1999. Prior to founding Wind River, he was a computer scientist in the Real-Time Systems Group at Lawrence Berkeley Laboratory. Mr. Fiddler is also a director of several privately-held companies. Mr. Fiddler holds a B.A. in music and photography and an M.S. in computer science from the University of Illinois.

Narendra K. Gupta became a director and Vice Chairman of Wind River in February 2000 in connection with Wind River’s acquisition of Integrated Systems, Inc. Dr. Gupta has been a Managing Director of Nexus India Capital, a venture capital investment firm, since 2006. Previously, he was a founder, Chairman of the Board and Chief Executive Officer of Integrated Systems, Inc. and also served as Interim President and Chief Executive Officer of Wind River from June 2003 to January 2004. Dr. Gupta currently serves as a director of Red Hat, Inc., an open source solutions software company, TIBCO Software Inc., a business integration and process management software company, and several privately-held companies and non-profit organizations. Dr. Gupta holds a B. Tech. degree from the India Institute of Technology, an M.S. degree from the California Institute of Technology and a Ph.D.degree from Stanford University, all in engineering. He was elected a Fellow of the Institute of Electrical and Electronics Engineers (IEEE) in 1991.

Grant M. Inman became a director of Wind River in June 1999. He is the founder and General Partner of Inman Investment Management, a private venture capital investment company formed in 1998. Prior to 1998, he co-founded and was General Partner of Inman & Bowman, a venture capital firm formed in 1985. Mr. Inman serves as a director of Lam Research Corporation, a semiconductor equipment manufacturer, and Paychex, Inc., a payroll and human resources outsourcing services company, and is a trustee of the University of California, Berkeley Foundation. Mr. Inman holds a B.A. in economics from the University of Oregon and an M.B.A. from the University of California, Berkeley.

Harvey C. Jones became a director of Wind River in February 2004. Mr. Jones is the Chairman of the Board of Tensilica Inc., a privately-held company he co-founded in 1997. Tensilica designs and licenses application-specific microprocessors for use in high-volume embedded systems. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys, Inc., where he served as Chief Executive Officer through January 1994 and as Executive Chairman of the Board until February 1998. Prior to Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones currently serves on the board of NVIDIA Corporation, a manufacturer of graphics chips, and on the boards of various privately-held companies. Mr. Jones holds a B.S. degree in mathematics and computer sciences from Georgetown University and an M.S. in management from the Massachusetts Institute of Technology.

Kenneth R. Klein has been a director of Wind River since July 2003 and in January 2004 became the Chairman of the Board, President and Chief Executive Officer of Wind River. Prior to joining Wind River, Mr. Klein was with Mercury Interactive Corporation, a software company focused on business technology optimization, where he served as Chief Operating Officer from January 2000 until December 2003. He also served at Mercury Interactive as a director from July 2000 until December 2003 and held management positions there from 1992 through 1999 including President of North American Operations and Vice President of North American Sales. Mr. Klein serves on the board of Tumbleweed Communications Corp., a provider of messaging solutions, and is a director of several privately-held companies. Mr. Klein holds a B.S. in electrical engineering and biomedical engineering from the University of Southern California.

Standish H. O’Grady has been a director of Wind River since February 2004. Mr. O’Grady is a Managing Director of Granite Ventures LLC, an early-stage venture capital firm that he co-founded in 1998. He previously served in various positions with Hambrecht & Quist Group’s venture capital practice since 1986. Mr. O’Grady is currently a director of Tumbleweed Communications Corp., a provider of messaging solutions, and of several privately-held companies. Mr. O’Grady holds a B.S.E. degree in chemical engineering from Princeton University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

Committees of the Board

During fiscal year 2008, the Board had four standing committees:

•	an Audit Committee;

•	a Compensation Committee;

•	a Nominating and Corporate Governance Committee; and

•	a Non-Officer Equity Awards Committee.

Based on a review by the Board of Directors, all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are “independent directors” as defined under the rules of the Nasdaq Stock Market. The following chart details the current membership and the membership of each committee during fiscal year 2008 and the number of meetings each committee held in fiscal year 2008, including the number of times each committee acted by written consent without a meeting.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Non-Officer Equity Awards Committee (1)
Non-Employee Directors:
John C. Bolger (2)	C		M
William B. Elmore (3)		M	M
Jerry L. Fiddler (4)			M
Narendra K. Gupta (5)		M	M	(1)
Grant M. Inman	M	M	C	(1)
Harvey C. Jones (6)	M		M
Standish H. O’Grady		C	M	(1)

Employee Directors:
Kenneth R. Klein				M
Number of Meetings in Fiscal Year 2008	9	7	3	1
Actions by Written Consent in Fiscal Year 2008	—	8	—	11

M = Member

C = Chair

(1)	The Non-Officer Equity Awards Committee is comprised of at least two directors, one of whom must be a non-employee director. As presently constituted, actions of the Committee may be taken by Mr. Klein together with one member of the Compensation Committee.
(2)	The Board has determined that Mr. Bolger qualifies as an “audit committee financial expert.”
(3)	Mr. Elmore resigned from the Board of Directors and all of its committees on June 13, 2007.
(4)	Mr. Fiddler was appointed to the Nominating and Corporate Governance Committee on June 13, 2007.
(5)	Mr. Gupta was appointed to the Compensation Committee and the Nominating and Corporate Governance Committee on June 13, 2007.
(6)	The Board has designated Mr. Jones as “Lead Independent Director”.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management regarding:

•	the conduct and integrity of our financial reporting;

•	our systems of internal accounting, and financial and disclosure controls;

•

the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm, their conduct of the annual audit, and their engagement for any other services;

•	our legal and regulatory compliance;

•	our codes of ethics as established by management and the Board; and

•	the preparation of the audit committee report required by SEC rules to be included in our annual proxy statement.

The Audit Committee currently consists of three members of the Board of Directors, all of whom: (i) meet the criteria for “independence” set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended; (ii) have not participated in the preparation of the financial statements of Wind River or any of its current subsidiaries at any time during the past three years; and (iii) are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Board of Directors has determined that Mr. Bolger qualifies as an “audit committee financial expert.” The current Audit Committee charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

Compensation Committee

The Compensation Committee assists the Board of Directors in overseeing our compensation policies and practices, including:

•	determining and approving the compensation of our Chief Executive Officer;

•	reviewing and approving compensation levels for our other executive officers;

•	reviewing and recommending to the Board cash and equity compensation incentives for non-employee directors;

•	reviewing and approving management incentive compensation policies and programs;

•	reviewing and approving equity compensation programs for employees, and exercising discretion in the administration of such programs; and

•	preparing the compensation committee report required by SEC rules to be included in our annual proxy statement.

The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist it in carrying out its responsibilities. Periodically, the Compensation Committee engages its own independent compensation consulting firm (currently Radford Surveys + Consulting, an Aon Consulting Company) to assist it in the ongoing evaluation and analysis of Wind River’s executive compensation programs and practices to ensure that they are structured appropriately to achieve our compensation objectives. For a description of the role of the compensation consulting firm in determining or recommending the amount or form of executive compensation, please see the section entitled “Outside Compensation Consultant” on page 20 hereof. For a description of the role of the compensation consulting firm in determining or recommending the amount or form of director compensation, please see the section entitled “Director Compensation—Cash Compensation” on page 12 hereof. For a description of the role of our executive officers in determining or recommending the amount or form of executive compensation, please see the section entitled “Role of Chief Executive Officer in Setting Compensation” on page 21 hereof. Our executive officers do not have a role in recommending the amount or form of director compensation.

The Compensation Committee currently consists of three members of the Board of Directors, all of whom are non-employee, outside directors, in addition to being “independent directors” as defined under the rules of the Nasdaq Stock Market. The Compensation Committee charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee:

•	assists the Board of Directors in identifying prospective Board nominees, consistent with criteria established by the Board;

•	recommends to the Board the persons to be nominated as directors for election at the annual meeting of stockholders;

•	recommends members for each Board committee;

•	ensures that the Board is properly constituted to meet its fiduciary obligations to Wind River and its stockholders and that Wind River follows appropriate governance standards;

•	develops and recommends to the Board governance principles applicable to Wind River; and

•	oversees the evaluation of the Board and management.

The Nominating and Corporate Governance Committee currently consists of six members of the Board of Directors, all of whom are “independent” in accordance with the rules of the Nasdaq Stock Market. The Committee’s charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

Consideration of Stockholder Nominee Recommendations. The Nominating and Corporate Governance Committee considers nominees recommended by stockholders for election to the Board. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Wind River Systems, Inc., 500 Wind River Way, Alameda, California, 94501, Attn: Secretary, and must include as to each person whom the stockholder proposes to nominate all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A stockholder’s recommendation to the Secretary must also set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: the name and address of the stockholder, as they appear on our books, and of the beneficial owner; the class and number of shares of Wind River that are owned beneficially and of record by the stockholder and of the beneficial owner; and whether either the stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee(s). Additionally, the stockholder must provide any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his or her capacity as a proponent of a stockholder proposal.

Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, there are currently no specific, minimum qualifications that must be met by a candidate for the Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess.

Non-Officer Equity Awards Committee

The Non-Officer Equity Awards Committee has the authority (subject to limitations, if any, which may be established by the Board) to grant equity awards to employees who are not officers of the company, in accordance with our equity compensation plans. The Non-Officer Equity Awards Committee is comprised of at least two directors, one of whom must be a non-employee director. As presently constituted, actions of the Committee may be taken by Mr. Klein together with one member of the Compensation Committee. The Non-Officer Equity Awards Committee charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

Annual Meeting Attendance

Our policy is that members of the Board of Directors are expected to attend the Annual Meeting of Stockholders. All seven of our directors attended the 2007 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or was, during fiscal year 2008, an officer or employee of Wind River or its subsidiaries. During fiscal year 2008, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. In addition, during fiscal year 2008, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

Communicating with Our Directors

You may contact our Board of Directors by writing to them via regular mail at Board of Directors, c/o Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters, you may do so anonymously by using this mailing address and designating the communication as “confidential.” We handle communications to our Board of Directors as follows:

•

Any stockholder communication that the Board receives will first go to the Vice President, Investor Relations, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

•

Unless the communication is marked “confidential,” management will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the Investor Relations department maintains with respect to all stockholder communications.

•	Management will then forward the original stockholder communication along with the memo to the Board member(s) (or committee chair, if the communication is addressed to a committee) for review.

•

Any stockholder communication marked “confidential” will be logged by the Vice President of Investor Relations as “received” but will not be reviewed, opened or otherwise held by the Vice President of Investor Relations or any other member of management. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by management.

Director Compensation

The following table sets forth the compensation earned by our non-employee directors for fiscal year 2008. Mr. Klein, our Chairman of the Board, President and Chief Executive Officer, does not receive compensation for serving on our Board of Directors.

DIRECTOR COMPENSATION

For Fiscal Year Ended January 31, 2008

Name	Fees Earned ($)		Equity- Based Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
John C. Bolger	78,634	(3)	78,731	9,616	166,981
William B. Elmore (4)	19,599		78,731	—	98,330
Jerry L. Fiddler	29,167		78,731	15,528	123,426
Narendra K. Gupta	36,088		78,731	13,620	128,439
Grant M. Inman	80,875		78,731	—	159,606
Harvey C. Jones	78,130	(3)	146,097	13,620	237,847
Standish H. O’Grady	67,175		146,097	75	213,347

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized by Wind River in fiscal year 2008 for all outstanding option awards, as determined pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), excluding any estimates of future forfeitures. For a discussion of the assumptions used to calculate the value of options awards, see Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2008 filed with the SEC on April 15, 2008. See the table below for details of the number of option awards made to each of our non-employee directors during fiscal year 2008, including the exercise price and vesting schedule. To date, we have not granted our directors equity awards other than stock options.
(2)	Represents Wind River’s portion of health benefit premiums paid in fiscal year 2008. For Mr. Fiddler, amount also includes $1,908 for payment of certain telecommunications expenses.
(3)	Includes payment of $8,500 in connection with the director’s work on the Special Committee of the Board of Directors that was established in connection with our voluntary review of our historical stock option granting practices and related accounting.
(4)	Mr. Elmore resigned from the Board of Directors and all of its committees on June 13, 2007.

During the fiscal year ended January 31, 2008, we made the following grants of stock options (in accordance with the annual automatic non-employee director grant provisions of the 2005 Equity Incentive Plan) to our current non-employee directors for their service as directors:

Director	Number of Option Shares Granted (1)	Exercise Price Per Share (2)	Grant Date Fair Value of Stock Option Awards
John C. Bolger	15,000	$9.94	$72,150
William B. Elmore (3)	15,000	$9.94	$72,150
Jerry L. Fiddler	15,000	$9.94	$72,150
Narendra K. Gupta	15,000	$9.94	$72,150
Grant M. Inman	15,000	$9.94	$72,150
Harvey C. Jones	15,000	$9.94	$72,150
Standish H. O’Grady	15,000	$9.94	$72,150

(1)	Under the 2005 Equity Incentive Plan, the option automatically terminates on the first anniversary of the grant date if the director fails to attend at least 75% of the meetings of the Board and any committee on which he serves that were held during the fiscal year in which the option was granted. The option automatically vests in full on the first anniversary of the grant date if the director attends at least 75% of the meetings of the Board and any committee on which he serves that were held during the fiscal year in which the option was granted.
(2)	Exercise price equals 100% of the fair market value of our Common Stock on April 1, 2007, the date of grant.
(3)	Mr. Elmore resigned from the Board of Directors and all of its committees on June 13, 2007.

The foregoing grants were made on April 1, 2007 pursuant to provisions of our 2005 Equity Incentive Plan that provide for the automatic grant of 15,000 options to each non-employee director on April 1 of each year. See “—Equity Compensation” below. Since the end of the fiscal year ended January 31, 2008, we granted 15,000 options to each of our directors on April 1, 2008 with an exercise price of $8.14, the closing price of Common Stock on the grant date.

As of April 15, 2008, non-employee directors held outstanding options to purchase an aggregate of 1,188,676 shares under all of our option plans, including options granted to Messrs. Fiddler and Gupta when they were employees of Wind River. See “Security Ownership of Certain Beneficial Owners and Management” on page 17 for the number of shares of Common Stock beneficially owned by each of the directors and nominees as of April 15, 2008, including the number of shares subject to stock options exercisable within 60 days after April 15, 2008.

Cash Compensation

Our Board of Directors is comprised of seven members, six of whom are not currently employees of Wind River. The Compensation Committee of the Board of Directors reviews board compensation on an as-needed basis. As part of its review of Board compensation in January 2007, the Compensation Committee, with the assistance of its outside compensation consulting firm, Radford Surveys + Consulting, an Aon Consulting Company, reviewed and analyzed current market data with respect to our Board compensation policies and strategy, including both cash compensation and equity awards. The Compensation Committee reviewed data from our peer group companies at that time (see “Peer Group Benchmarking” at page 21) and recommended to the Board of Directors certain increases to our cash compensation structure for our non-employee directors in order to align us with the 50th percentile of our peer group. Following the conclusion of its review of the Board compensation structure, the Compensation Committee recommended, and the Board of Directors approved, the following cash compensation structure for Board members to commence in fiscal year 2008:

Type of Payment	Amount
Annual retainer:
Board member	$25,000
Lead independent director	$12,500
Audit Committee (chairman/member)	$15,000/$6,000
Compensation Committee (chairman/member)	$10,000/$5,000
Nominating and Corporate Governance Committee (chairman/member)	$6,000/$4,000

Additional fees per meeting:
Board meeting	$2,000
Audit Committee meeting	$2,000
Compensation Committee meeting (chairman/member)	$1,500/$1,250
Nominating/Corporate Governance Committee meeting (chairman/member)	$1,375/$1,250

In addition, non-employee directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Beginning in fiscal year 2002, the non-employee directors also became eligible to receive health benefits under our health plans available generally to all of our regular employees. Five of our non-employee directors have elected to receive certain of such benefits and we pay a portion of their premiums. Those non-employee directors who have elected to receive health benefits under our health plans (currently, Messrs. Bolger, Fiddler, Gupta, Jones and O’Grady) will have their cash compensation reduced by the amount of the Company’s contribution to their health benefit premiums.

Equity Compensation

The Board of Directors has established the following equity compensation levels for all non-employee directors pursuant to the 2005 Equity Incentive Plan, which has been approved by the Company’s shareholders:

•	Upon election to the Board of Directors, new directors are automatically granted options to purchase 50,000 shares of our Common Stock. These options vest in four equal annual installments.

•

On April 1st of each year, each non-employee director is automatically granted options to purchase 15,000 shares of our Common Stock. If the non-employee director was not a non-employee director on April 1 of the previous year, such director receives an option covering the number of shares determined by multiplying 15,000 shares by a fraction, the numerator of which is the number of days since the non-employee director received his or her initial grant upon election to the Board of Directors, and the denominator of which is 365, rounded down to the nearest whole share. The option automatically terminates on the first anniversary of the grant date if the director fails to attend at least 75% of the meetings of the Board and any committee on which he serves that were held during the fiscal year in which the grant was made. The option automatically vests in full on the first anniversary of the grant date if the director attends at least 75% of the meetings of the Board and any committee on which he serves that were held during the fiscal year in which the grant was made.

All stock options granted to non-employee directors have an exercise price equal to the fair market value of our Common Stock on the date of grant and expire ten years from the date of grant.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven members. Each director serves in office until the next annual meeting of stockholders and until his or her successor is elected and has duly qualified, or until such director’s earlier death, resignation or removal. In the time between annual meetings, the Board has the authority under our bylaws to increase or decrease the size of the Board and fill vacancies.

Board Independence

Based on a review by the Board of Directors of all relevant information, the Board of Directors has determined that, as of the date of this Proxy Statement, each of our directors, other than Mr. Klein, is “independent” as defined under the rules of the Nasdaq Stock Market.

Nominees

The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has approved, the following nominees for election at the Annual Meeting of Stockholders. Each nominee is currently a member of the Board of Directors.

•	John C. Bolger;

•	Jerry L. Fiddler;

•	Narendra K. Gupta;

•	Grant M. Inman;

•	Harvey C. Jones;

•	Kenneth R. Klein; and

•	Standish H. O’Grady.

Please see “Information About the Directors and Nominees” on page 5 of this Proxy Statement for information concerning each of our incumbent directors standing for re-election.

Shares represented by valid proxies will be voted, if authority to do so is not withheld, for the election of these seven nominees. If any nominee becomes unavailable for election, the proxy holders will vote all shares represented by valid proxies for the election of any substitute nominee that the Board of Directors may nominate. Each nominee named above has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the seven nominees who receive the greatest number of votes will be elected. There are no cumulative voting rights in the election of our directors.

Recommended Vote

The Board of Directors unanimously recommends a vote FOR each nominee listed above.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Based upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to Wind River to audit our consolidated financial statements for the fiscal year ending January 31, 2009.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may hire different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interests of Wind River and its stockholders.

PricewaterhouseCoopers LLP has audited our financial statements since the fiscal year ended January 31, 1990. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2008 and 2007 are as follows:

	Fiscal Year Ended January 31,
	2008	2007
Audit Fees (1)	$1,755,591	$2,694,209
Audit-Related Fees (2)	189,049	116,872
Tax Fees (3)	484,422	478,940
All Other Fees (4)	3,000	3,000

Total Fees	$2,432,062	$3,293,021

(1)	Comprised of fees billed for professional services rendered for the integrated audit of Wind River’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings. Fiscal year 2007 also includes fees incurred in connection with the Company’s review of its historical stock option granting practices and the related accounting.
(2)	Comprised of fees billed for consultation regarding financial accounting and reporting matters.
(3)	Comprised of fees billed for professional services for tax compliance, tax advice and tax planning.
(4)	Represents fees for subscription to PricewaterhouseCoopers LLP’s on-line research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firms

The Audit Committee has adopted a pre-approval policy which requires the Audit Committee to approve in advance all audit and permissible non-audit services provided by independent registered public accounting firms (“Pre-Approval Policy”). These services may include audit services, audit-related services, tax services and other services. In accordance with the Pre-Approval Policy, each year the Audit Committee must negotiate and approve the terms of engagement of the independent registered public accounting firm, and approve all audit, audit-related, tax and all other non-audit services to be provided to us by the independent registered public accounting firm for the fiscal year. Also, the Audit Committee must pre-approve any additions or modifications to the previously approved services in accordance with the Pre-Approval Policy. To ensure prompt handling of unforeseeable or unexpected matters that arise between Committee meetings, the Audit Committee has delegated to its Chair (and/or such other members of the Audit Committee as the Chair may designate) the authority to review and, if appropriate, approve in advance any request by the independent registered public accounting firm to provide tax and/or all other non-audit services. Any such approval must be reported to the Audit Committee at its next scheduled meeting, and the corresponding changes made to the list of services and budget previously approved by the Audit Committee.

Percentage of Audit Fees Pre-Approved

During fiscal year 2008, all audit and permissible non-audit services were pre-approved by the Audit Committee.

Independence of PricewaterhouseCoopers LLP

The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Recommended Vote

The Board unanimously recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 15, 2008, regarding beneficial ownership of our Common Stock by (i) each person who is known to us to own beneficially more than 5% of our Common Stock; (ii) each director and each nominee for election as a director of Wind River; (iii) each executive officer named in the Summary Compensation Table of this Proxy Statement; and (iv) all of our current directors and officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)
	Number of Shares	Percent of Total Outstanding (3)
Five Percent Stockholders:
Mazama Capital Management, Inc. (4)	14,792,527	18.3%
T. Rowe Price Associates, Inc. (5)	8,353,918	10.3%
Soros Fund Management LLC (6)	5,826,666	7.2%

Named Executive Officers and Directors:
Narendra K. Gupta (7)	4,792,775	5.9%
Jerry L. Fiddler (8)	4,179,668	5.2%
Kenneth R. Klein (9)	3,211,774	3.8%
Damian G. Artt (10)	244,388	*
John C. Bolger (11)	102,140	*
John J. Bruggeman (12)	246,192	*
Ian R. Halifax (13)	133,510	*
Grant M. Inman (14)	269,000	*
Harvey C. Jones (15)	110,000	*
Scot K. Morrison (16)	463,047	*
Standish H. O’Grady (17)	150,000	*
Michael W. Zellner (18)	1,922	*
All executive officers and directors as a group (14 persons) (19)	14,197,513	16.5%

*	Less than 1%
(1)	Unless otherwise indicated, the address for all beneficial owners is c/o Wind River Systems, Inc., 500 Wind River Way, Alameda, CA 95401
(2)	Under SEC rules, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person and information supplied to us by such person. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options which are exercisable within 60 days after April 15, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.
(3)	Applicable percentages are based on 80,718,742 shares of Wind River Common Stock outstanding on April 15, 2008, adjusted as required by rules promulgated by the SEC.
(4)	Based on Schedule 13G filed with the SEC on February 8, 2008. The address of the beneficial owner is One Southwest Columbia Street, Suite 1500, Portland, Oregon 97258.
(5)

Based on Schedule 13G filed with the SEC on February 12, 2008. The address of the beneficial owner is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Based on Schedule 13G filed with the SEC on March 17, 2008. The address of the beneficial owner is 888 Seventh Avenue, 33rd Floor, New York, New York 10106.
(7)	Includes 3,483,236 shares held by the Narendra and Vinita Gupta Living Trust dated 12/2/94, of which Mr. Gupta is a trustee; 920,000 shares held by the Gupta Irrevocable Children Trust, of which Mr. Gupta is also a trustee; 7,176 shares held in an account benefiting Mr. Gupta’s daughter under the Uniform Gift to Minors Act, of which Mr. Gupta is the custodian; 474 shares held in his ESPP account and 89 shares held in his 401(k) plan. Also includes 381,800 shares subject to stock options exercisable within 60 days after April 15, 2008. Mr. Gupta disclaims beneficial ownership of the shares held in the Gupta Irrevocable Children Trust and those held in his daughter’s name.
(8)	Includes 2,536,305 shares held by the Fiddler and Alden Family Trust, of which Mr. Fiddler is a trustee; 284,375 shares held by the Jazem I Family Partners LP—Fund 5, of which Mr. Fiddler is a general partner; 523,750 shares held by Jazem II Family Partners LP, of which Mr. Fiddler is a general partner; 247,953 shares held by Jazem III Family Partners LP, of which Mr. Fiddler is a partner; 284,375 shares held by Jazem IV Family Partners LP, of which Mr. Fiddler is a partner; and 2,034 shares held in his 401(k) plan account. Also includes 300,876 shares subject to stock options exercisable within 60 days after April 15, 2008.
(9)	Consists of 150,224 shares held by Mr. Klein, 2,134 shares held in his 401(k) plan account and 3,059,416 shares subject to stock options exercisable within 60 days after April 15, 2008.
(10)	Consists of 10,236 shares held by Mr. Artt, 4,986 shares held in 401(k) plan accounts and 229,166 shares subject to stock options exercisable within 60 days after April 15, 2008.
(11)	Consists of 4,140 shares held by Mr. Bolger and 98,000 shares subject to stock options exercisable within 60 days after April 15, 2008.
(12)	Consists of 3,250 shares held by Mr. Bruggeman, 1,796 shares held in his 401(k) plan account and 241,146 shares subject to stock options exercisable within 60 days after April 15, 2008.
(13)	Consists of 698 shares held in Mr. Halifax’s 401(k) plan account and 132,812 shares subject to stock options exercisable within 60 days after April 15, 2008.
(14)	Includes 119,000 shares held by the Inman Living Trust UAD 5/9/89, of which Mr. Inman is a trustee; and 52,000 shares held by the Grant M. Inman IRA Rollover, of which Mr. Inman is a custodian. Also includes 98,000 shares subject to stock options exercisable within 60 days after April 15, 2008.
(15)	Consists of shares subject to stock options exercisable within 60 days after April 15, 2008.
(16)	Consists of 19,465 shares held by Mr. Morrison, 4,294 shares held in his 401(k) plan account and 439,288 shares subject to stock options exercisable within 60 days after April 15, 2008.
(17)	Consists of 40,000 shares held by The O’Grady Revocable Trust (HSP) of which Mr. O’Grady is trustee and 110,000 shares subject to stock options exercisable within 60 days after April 15, 2008.
(18)	Mr. Zellner’s employment with Wind River terminated on February 28, 2007.
(19)	Includes 5,484,159 shares subject to stock options or RSUs held by officers and directors exercisable within 60 days after April 15, 2008.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis relates to the compensation paid to our executive officers named in the Summary Compensation Table set forth below (our “Named Executive Officers”) during fiscal year 2008 and through April 15, 2008. Actual compensation earned during fiscal year 2008 by the Named Executive Officers is set forth below in the Summary Compensation Table on page 40.

Executive Compensation Overview

Our executive compensation program is designed to (i) attract, as needed, executives with the skills necessary for the Company to achieve our business plan priorities, (ii) reward those executives fairly over time, (iii) retain those executives who continue to perform at or above the levels of performance we expect from our leaders, and (iv) closely align the compensation of our executives with the performance of our Company on a short- and long-term basis.

Our executive officers’ compensation currently has four primary components — base salary, cash incentive awards, equity awards and other benefits. We establish our executive compensation at a level we believe will enable us to hire and retain executives in a competitive environment and to reward executives for their contribution to the Company’s overall business success. In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees and we provide some of our executive officers certain perquisites that are not generally available to other employees.

Our Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the total compensation arrangements for our Chief Executive Officer and other Named Executive Officers. In addition, the Compensation Committee works with management in reviewing and approving various other Company compensation policies and matters, and oversees Wind River’s equity incentive plans, including reviewing and approving all equity awards to our executive officers. In addition to being “independent directors” as defined by the Nasdaq Stock Market, all members of the Compensation Committee are non-employee, outside directors. The Compensation Committee charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

In 2005, management assisted the Compensation Committee with screening potential independent advisors for the Compensation Committee and the Compensation Committee subsequently selected and engaged an independent compensation consulting firm, Radford Surveys + Consulting, an Aon Consulting Company, to advise the Compensation Committee and the Board on executive and equity compensation matters. (See “Outside Compensation Consultant” below.) The consulting firm reports directly to the Compensation Committee and the Compensation Committee has sole authority to hire, fire and direct the work of the consulting firm. Annually, and in consultation with the consulting firm, the Compensation Committee conducts an evaluation and analysis of Wind River’s executive compensation programs and practices with respect to base salary, cash incentive compensation, equity awards and selected other matters to ensure that such programs are structured appropriately to achieve our compensation objectives. The Compensation Committee meets annually to evaluate the performance of the executive officers, to set their base salaries for the next fiscal year, and to consider and approve any grants to them of equity incentive compensation. The Compensation Committee met seven times in fiscal year 2008.

Compensation Philosophy and Policies

The Compensation Committee, in consultation with our Chief Executive Officer, has established the following principles that guide the design of the Company’s compensation programs:

•	Provide competitive total pay opportunities that help attract, reward and retain critical leadership talent;

•	Establish a direct link between operational performance intended to create stockholder value, and executive performance and actual awards;

•	Create a sense of focus, urgency and accountability where executives are held accountable for their actions and outcomes to create an ownership mentality amongst our leaders; and

•	Align the interests and objectives of our executives with our stockholders to build a sustainable organization.

In setting the compensation for each executive officer, the Compensation Committee considers (i) the level of compensation paid to executive officers in positions at comparable technology companies, (ii) the responsibility and authority of each position relative to other positions within Wind River, (iii) the individual performance of each executive officer, and (iv) the experience, skills and position criticality. Our process for setting our Chief Executive Officer’s compensation does not differ materially from the process we use to establish the compensation of any other executive officer or non-officer employee.

The Compensation Committee and management believe that strong financial performance by Wind River, on a sustained basis, is an effective means of enhancing long-term stockholder return. Thus, the Compensation Committee builds into the compensation structure for each executive officer certain incentives to achieve corporate goals. This means:

•

Base salaries paid to executive officers are targeted to be competitive with comparable public technology companies, including those with similar financial metrics, in order to enable the Company to attract and retain talent in a competitive marketplace and to compensate executives for performing their duties and responsibilities. (See “Peer Group Benchmarking” below.) We do not apply a set formula for establishing the proportion of compensation delivered in the form of salary.

•

Cash incentive awards are structured to provide significant variability based on the achievement of financial goals, and to provide rewards to executives for meeting and exceeding these goals. Cash incentive awards may vary based upon individual achievement of corporate goals within the Named Executive Officer’s area of responsibility and scope of authority. We do not apply a set formula for establishing the proportion of compensation delivered as a cash incentive award, although target award levels are generally set as a percentage of salary ranging from 50%-81% for the Named Executive Officers.

•

Equity awards are structured to foster an ownership mentality among our executive officers and to reward executive officers based on increasing long-term stockholder value. We do not apply a set formula for establishing the proportion of compensation to be delivered in the form of equity awards, although we do believe that equity incentives are a very important component of total compensation and equity incentives are an important component of our pay-for-performance philosophy.

Other benefits such as our 401(k) Plan, employee stock purchase plan, and health and life insurance, are generally available to executive officers on the same terms as all Company employees. The cost of benefits and other perquisites provided to our executive officers constitutes only a small percentage of each Named Executive Officer’s total compensation. (See “Elements of Compensation” below.)

Outside Compensation Consultant. The Compensation Committee works with an outside independent executive compensation consultant, Radford Surveys + Consulting, an Aon Consulting Company, to assist the Compensation Committee in reviewing and analyzing current market data for both cash compensation and equity awards. The Compensation Committee has worked with its current outside consultant since 2005. In considering the ongoing engagement of our outside consultant, the Compensation Committee considers multiple factors, including (1) whether the consultant is capable of providing opinions and analyses of the Company’s compensation programs independent of management; (2) whether the consultant can make clear recommendations with respect to (i) trends and best practices in compensation program design, administration and disclosure, (ii) tax and accounting impacts of various compensation programs, (iii) the effectiveness of current and past compensation programs, and (iv) the relevance and weaknesses of peer groups and benchmarks; and (3) whether the consultant is able to support the administrative process necessary to complete the annual compensation policy review, including whether the Compensation Committee would have adequate opportunity to consider issues before decisions are required.

Role of Chief Executive Officer in Setting Compensation. Our Chief Executive Officer plays an important role in the compensation-setting process for Named Executive Officers other than himself and with respect to compensation plans affecting the Company generally. The key aspects of the Chief Executive Officer’s role are (i) evaluating employee performance; (ii) establishing business performance targets and objectives; and (iii) recommending salary levels and equity awards. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations with respect to executive compensation. The Compensation Committee also typically seeks input from its independent compensation consultant prior to making any final determinations.

The Compensation Committee on occasion meets with our Chief Executive Officer and/or other executives, including our Vice President, Human Resources, to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Our Chief Executive Officer also participates in Compensation Committee meetings, at the Compensation Committee’s request, to provide background information concerning the Company’s strategic objectives, his evaluation of the performance of the executive officers other than himself, and compensation recommendations as to the executive officers other than himself. While the Compensation Committee may discuss the Chief Executive Officer’s compensation package with him, it meets in executive session without him present to determine his compensation. Other than participating in an evaluation process with our Chief Executive Officer relating to their own performance, the other Named Executive Officers do not play a role in their own compensation determination.

Peer Group Benchmarking. The Compensation Committee, in consultation with its outside compensation consultant, reviews the Company’s peer group and benchmarking methodology annually to ensure that the current business environment and expectations are factored into how the Company’s compensation programs are established. As part of its annual evaluation, the Compensation Committee identifies peer companies with which Wind River competes both in the technology sector for products and services as well as for executive talent. The outside compensation consultant provides the Compensation Committee with available data on executive compensation levels and practices as reported in established surveys of executive compensation, as well as the publicly reported data for specific, comparable companies in our peer group. In addition, the outside compensation consultant provides data with respect to compensation levels for individuals holding comparable positions in the broader high-technology market.

For purposes of reviewing executive compensation in early 2006 for fiscal year 2007, the Compensation Committee used a peer group of 17 software companies with revenues ranging between $200 million and $1.0 billion. During its review in January 2007 of director compensation for fiscal year 2008 and its review in February 2007 of executive compensation for fiscal year 2008, the Compensation Committee reconsidered the criteria for identification of appropriate peer group companies. The Compensation Committee at that time felt that the previous criteria resulted in the identification of companies that were generally larger than the Company. For the fiscal year ended January 31, 2007, the Company had revenues of approximately $285 million. In light of these considerations, the Compensation Committee determined that a new peer group should be identified using a lower revenue range and an additional market capitalization criterion. At the end of fiscal year 2007, the Company had a market capitalization of approximately $845 million. The Compensation Committee identified a new peer group consisting of 22 software companies similar in size and complexity to Wind River, with revenues between $200 million and $750 million and market capitalizations between $500 million and $3.0 billion. Those companies were:

Aspen Technology, Inc.	Open Text Corporation
Borland Software Corporation	Openwave Systems Inc.
Dendrite International Inc.	Parametric Technology Corporation
Epicor Software Corporation	Progress Software Corporation
Hyperion Solutions Corporation	QAD Inc.
i2 Technologies, Inc.	Quest Software, Inc.
Informatica Corporation	RadiSys Corporation
Interwoven, Inc.	Red Hat, Inc.
Lawson Software, Inc.	Salesforce.com, Inc.
Macrovision Corporation	TIBCO Software Inc.
NAVTEQ Corporation	WebMethods, Inc.

These changes in the criteria by which we determined in our peer group for fiscal year 2008 resulted in the replacement of all but four of the peer companies from the group used in fiscal year 2007 and the expansion of the peer group from 17 to 22 companies.

In addition, the Compensation Committee used the Radford High Technology Executive Total Direct Compensation survey to analyze additional data regarding salary, incentive compensation and equity compensation practices at technology companies of similar size to Wind River. This information was used in addition to data published in the proxy statements of peer group companies, because not all positions are captured in peer group proxy data. All of the above sources of data were used to set our executive compensation targets for fiscal year 2008.

For fiscal year 2009, and following a review of the current business and growth expectations for the business, in January 2008 the Compensation Committee, in consultation with its outside compensation consultant, maintained the same criteria for selecting our peer group, but the composition of the peer group changed as a result of corporate and market changes to former members of the peer group. Our peer group now consists of 18 software companies similar in size to Wind River, with revenues between $200 million and $750 million and market capitalizations between $500 million and $3.0 billion. For fiscal year 2008, the Company had revenues of approximately $329 million. At the end of fiscal year 2008, the Company had a market capitalization of approximately $735 million. For fiscal year 2009, our peer group companies are:

Ariba, Inc.	MicroStrategy Incorporated
Aspen Technology, Inc.	MSC.Software Corporation
Epicor Software Corporation	Open Text Corporation
EPIQ Systems, Inc.	Progress Software Corporation
Informatica Corporation	Radiant Systems, Inc.
JDA Software Group, Inc.	RealNetworks, Inc.
Macrovision Corporation	Solera Holdings, Inc.
Magma Design Automation, Inc.	SPSS Inc.
Manhattan Associates, Inc.	TIBCO Software Inc.

The changes in our peer group resulted in the replacement of all but seven of the peer companies from the group used in fiscal year 2008 and the reduction of the peer group from 22 to 18 companies. Market data with respect to this peer group and survey data was used to set our executive compensation targets for fiscal year 2009.

Competitive Positioning. The Compensation Committee believes strongly in creating a pay-for-performance culture at the Company, and providing market awards when the Company achieves its stated business objectives, while paying above market when the Company’s performance exceeds expectations. This results in base salary levels being established at a modest level, and significant variability in cash incentive awards and equity grants year-over-year based on actual performance of the Company and the executive. The Compensation Committee does not have an established formula for the mix of salary, short-term cash and equity compensation, although the intent is that when the Company is achieving its business objectives, total compensation will meet the market. While we do not believe that it is appropriate to establish compensation levels primarily based on benchmarking, we believe that information regarding pay practices at other companies is useful in several respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of many factors that we consider is assessing the reasonableness of our compensation decisions, in addition to experience, position importance, retention plans and individual and company performance.

Our goal is to target base pay and total cash compensation between the market’s 50th and 75th percentile. When our peer group was comprised of relatively larger companies, we historically targeted base pay at the 50th percentile of base pay for comparable companies. As indicated above, in early fiscal year 2008 the Compensation Committee redefined the criteria for the determination of our peer group to focus on smaller companies more comparable in size to the Company. In connection with this redefinition of our peer group and considering the historical salary levels of our executives, the Compensation Committee has recently targeted base pay at the 75th percentile among our peer group for certain of our executive officers. However, in determining base salary, the Compensation Committee also considers other factors such as job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, current salary levels and market conditions generally. Targeting base pay at the 50th percentile of peer companies aids us in controlling fixed costs. Targeting total compensation between the 50th and 75th percentiles, and therefore providing higher incentive compensation opportunity, rewards exceptional goal achievement and allows total compensation to be more competitive as a whole. Management analyzes base pay and target cash compensation to determine variances to our compensation targets using the combination of publicly available information and survey data as described above. Mr. Klein, our Chief Executive Officer, also uses the market data in making his recommendations to the Compensation Committee for his direct reports.

For fiscal year 2008, our goal was to set base salaries, target total cash compensation (which includes target cash incentive awards) and equity grant value to meet the market (which we define as the 50th percentile), with total cash compensation ranging from the 50th to the 75th percentile based on Company performance and individual contributions to our success. For fiscal year 2009, following the adjustment of our peer group and related market reference points as noted above, we adjusted this goal with respect to equity grant value by targeting equity grant value at the 75th percentile of the comparative data, as summarized below under “Elements of Compensation—Equity Compensation—Grants Made after January 31, 2008”.

Elements of Compensation

Cash Compensation

Base Salary

In establishing base salaries for executive officers, the Compensation Committee considers the comparative data described above as well as an individual executive’s performance, qualifications, experience and level of responsibility. Salaries for executives are reviewed annually by the Compensation Committee and may be adjusted by the Compensation Committee in accordance with certain criteria, including such factors as individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in industry compensation for comparable positions, and our financial performance generally. Management participates in setting base salaries as described above. The weight given to each factor by the Compensation Committee may vary for each individual.

Review of Salaries for Fiscal Year 2008. As part or the Compensation Committee’s annual review of executive salaries for fiscal year 2008, which occurred in January and February 2007, Mr. Klein made recommendations to the Compensation Committee with respect to proposed salaries for each of the Named Executive Officers other than himself. The Compensation Committee accepted Mr. Klein’s recommendations and determined that the increases set forth in the table below were appropriate to achieve the desired market positioning for each executive. The base salary for Mr. Morrison was increased in connection with his promotion to his then current position. In connection with the promotion of Mr. Artt to Vice President, Worldwide Sales and Services, Mr. Artt’s salary was not increased but his potential commission payments under the Company’s sales compensation plans were increased. Like all other positions in the Company, Mr. Bruggeman was eligible for an annual merit increase in his base salary and the Compensation Committee approved a seven percent increase for him after considering his specific responsibilities and performance and salary levels among similar seniority levels with the Company. In reviewing Mr. Klein’s salary for fiscal year 2008, the Compensation Committee assessed the competitiveness of the Company’s executive cash compensation program as it related to chief executive officers in the Company’s identified peer group and determined not to increase Mr. Klein’s base salary for fiscal year 2008.

Adjustment to Base Salaries for Fiscal Year 2008

Name	FY07 Base Salary	FY08 Base Salary
Kenneth R. Klein Chairman of the Board, President and Chief Executive Officer	$650,000	$650,000

Ian R. Halifax (1) Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary	N/A	$350,000

Damian G. Artt Vice President, Worldwide Sales and Services	$275,000	$275,000

John J. Bruggeman Chief Marketing Officer	$280,000	$300,000

Scot K. Morrison (2) Senior Vice President and General Manager, VxWorks Division	$280,000	$300,000

Michael W. Zellner (3) Former Vice President, Finance and Administration, Chief Financial Officer and Secretary	$325,000	$325,000

(1)	Mr. Halifax joined Wind River effective as of February 26, 2007.
(2)	Mr. Morrison was Senior Vice President of Engineering throughout fiscal year 2008. He was appointed Senior Vice President and General Manager, VxWorks Division effective as of February 1, 2008.
(3)	Mr. Zellner left his position as Vice President, Finance and Administration, Chief Financial Officer and Secretary effective February 15, 2007. His employment with Wind River terminated on February 28, 2007.

Review of Salaries for Fiscal Year 2009. In March 2008, the Compensation Committee considered the annual base salaries for the Named Executive Officers for the 2009 fiscal year. Following the Compensation Committee’s established process, Mr. Klein made recommendations to the Compensation Committee with respect to proposed salaries for each of the Named Executive Officers other than himself for fiscal year 2009. The Compensation Committee accepted Mr. Klein’s recommendations and determined that the increases set forth in the table below were appropriate to achieve the desired market positioning for each executive. Like all other positions in the Company, Messrs. Artt, Bruggeman and Morrison were eligible for an annual merit increase in their base salary and the Compensation Committee approved an approximately five percent increase for each of them after considering their specific responsibilities and performance and salary levels among similar seniority levels with the Company. Mr. Halifax’s salary was increased by approximately 14% to match the 75th percentile among the new peer group for fiscal year 2008 after the Compensation Committee considered his specific responsibilities and performance and the salary levels of other executives. In reviewing Mr. Klein’s salary for fiscal year 2009, the Compensation Committee assessed the competitiveness of the Company’s executive cash compensation program as it related to chief executive officers in the Company’s identified peer group and determined to increase Mr. Klein’s base salary for fiscal year 2009 by five percent as set forth in the table below.

Adjustment to Base Salaries for Fiscal Year 2009

Name	FY08 Base Salary	FY09 Base Salary
Kenneth R. Klein Chairman, President and Chief Executive Officer	$650,000	$682,500

Ian R. Halifax Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary	$350,000	$400,000

Damian G. Artt Vice President, Worldwide Sales and Services	$275,000	$290,000

John J. Bruggeman Chief Marketing Officer	$300,000	$315,000

Scot K. Morrison (1) Senior Vice President and General Manager of VxWorks Division	$300,000	$315,000

Michael W. Zellner (2) Former Vice President, Finance and Administration, Chief Financial Officer and Secretary	$325,000	—

(1)	Mr. Morrison was Senior Vice President of Engineering throughout fiscal year 2008. He was appointed Senior Vice President and General Manager, VxWorks Division effective as of February 1, 2008.
(2)	Mr. Zellner left his position as Vice President, Finance and Administration, Chief Financial Officer and Secretary effective February 15, 2007. His employment with Wind River terminated on February 28, 2007.

Cash Incentive Awards

Our executive officers are eligible to participate in a cash incentive award program. The Compensation Committee believes cash incentive awards serve to motivate our executive officers to meet performance goals set by management and the Compensation Committee in order to benefit all of the Company’s stakeholders. The Compensation Committee establishes the goals for the cash incentive award program based on the annual operating plan approved each year by the Board of Directors to ensure alignment of business goals and priorities.

Targets for Fiscal Year 2008. In March 2007, the Compensation Committee adopted the Company’s Incentive Compensation Plan (“ICP”) for the 2008 fiscal year. The ICP was a new type of incentive compensation plan for the Company and it differed significantly from cash incentive programs previously adopted by the Company. The Company adopted the new type of incentive compensation plan in order to prescribe more objective and transparent individual and corporate performance goals for cash bonus purposes. Named executive officers participated in the ICP to the same extent as all other eligible employees. Employees who were participants in a sales compensation or commission plan or other bonus plan were not eligible to participate in the ICP. Under the terms of the ICP, employees who were eligible to participate in the ICP were eligible to receive cash incentive awards on a semi-annual basis, based on the Company’s and the individual employee’s performance for each semi-annual period. The Compensation Committee decided to use semi-annual performance periods and payouts to provide more immediate rewards and stronger short-term performance incentives to employees. The level of achievement of Wind River’s company-wide performance goals for each semi-annual period in fiscal year 2008 would determine the funding level of the bonus pool for each semi-annual period, as described below. In March 2007, the Compensation Committee determined that Company performance would be based upon achieving targeted levels of (i) semi-annual net revenue, (ii) semi-annual earnings per share on a non-GAAP basis (calculated by adjusting GAAP net loss per share to exclude certain items such as stock-based compensation, amortization of purchased and other intangibles, costs incurred for historical stock option review and related litigation, employer payroll taxes on stock option exercises and the tax effects of these non-GAAP adjustments) and (iii) semi-annual deferred revenue. These measures are key operating metrics used by Company management for several purposes, including assessing historical company performance, budgeting and forecasting. Individual performance would be based upon the employee achieving his or her individual performance goals for each semi-annual period. Target awards were set at a percentage of a participant’s annual salary.

In March 2007, the Compensation Committee set the following targets for net revenue, earnings per share on a non-GAAP basis and deferred revenue for purposes of the ICP for each of the first half (“H1 FY08”) and the second half (“H2 FY08”) of fiscal year 2008:

	H1 FY08 targets	H2 FY08 targets
ICP semi-annual revenue targets	$149.1 million	$169.8 million
ICP semi-annual earnings per share (on a non-GAAP basis) targets	$0.10	$0.22
ICP deferred revenue targets	$137.9 million	$167.8 million

These targets were set to conform to the Company’s then current annual operating plan for fiscal year 2008. The Committee planned to fund the bonus pool at 50% of the specified targets for employees if such targets were met and the payment of bonuses of that amount was incorporated into the Company’s annual operating plan. In setting these targets, the Compensation Committee believed that there was a reasonable likelihood that the Company would achieve the targets specified for each semi-annual period if the Company executed as planned on its business plan.

For purposes of determining payouts under the ICP, the Company’s performance measures of semi-annual net revenue and semi-annual earnings per share calculated on a non-GAAP basis were weighted in proportion to each other, such that if both net revenue and earnings per share targets are met, the bonus pool would be funded at a multiple of 50% ranging from 1.0 to 1.7, depending upon the extent to which each target was met or exceeded. If one or both of the targets was not met, the multiple of 50% could range from 0.0 to 1.0, depending upon the degree of shortfall in each category. If the semi-annual deferred revenue balance did not meet the targeted number, net revenue would be reduced by the shortfall for purposes of determining the payout percentage.

The Compensation Committee retained the discretion to amend any aspect of the ICP, including the amounts of the bonus pool, the applicable formulas and the payout percentages. Management did not have discretion to change any of these aspects of the ICP.

In its review of the ICP for fiscal year 2008, in March 2007 the Compensation Committee established the following annual target bonus percentages (the targeted payout if the Company achieves its performance goals and the bonus pool is funded at 100%) for our principal executive officer, our principal financial officer and our named executive officers for fiscal year 2008:

Name	Title	Annual Target Bonus Percentage for FY08

Kenneth R. Klein	Chairman of the Board, President and Chief Executive Officer	77% of base salary of $650,000

Ian R. Halifax	Senior Vice President Finance and Administration, Chief Financial Officer and Secretary	50% of base salary of $350,000

Damian G. Artt (1)	Vice President, Worldwide Sales and Services	—

John J. Bruggeman	Chief Marketing Officer	50% of base salary of $300,000

Scot K. Morrison (2)	Senior Vice President and General Manager, VxWorks Division	50% of base salary of $300,000

(1)	Mr. Artt was not eligible to participate in the fiscal year 2008 cash Incentive Compensation Plan because, as Vice President, Worldwide Sales and Services, he was eligible to receive commissions under Company sales compensation plans, the amounts of which are calculated based upon the extent of achievement of specified sales invoicing, booking or revenue targets for each quarterly and/or annual period. For the amounts paid to Mr. Artt under these plans for fiscal year 2007 and fiscal year 2008, see the Summary Compensation Table on page 40 under the column “Non-Equity Incentive Plan Compensation”.
(2)	Mr. Morrison was Senior Vice President of Engineering throughout fiscal year 2008. He was appointed Senior Vice President and General Manager, VxWorks Division effective as of February 1, 2008.

The annual target bonus percentages for fiscal year 2008 were the same as fiscal year 2007 for the Named Executive Officers, other than for Mr. Halifax who was not a Named Executive Officer in fiscal year 2007. However, the total dollar amounts that the Named Executive Officers were eligible to be paid increased as a result of adjustments in their base salaries, as described above. The annual target bonus percentages were determined to fall between the 50th and 75th percentile for comparable positions among our peer group.

ICP Payouts for Fiscal Year 2008. In August 2007, the Compensation Committee approved cash bonuses for the Named Executive Officers for the first half of the 2008 fiscal year as set forth in the second column of the following table. These bonuses were awarded at 50% of the semi-annual bonus targets for the Named Executive Officers for fiscal year 2008. In determining such bonuses, the Compensation Committee considered the ICP that it approved in March 2007 and the Company performance measures that the Compensation Committee approved at that time for purposes of the ICP. For the first half of fiscal year 2008, the Company exceeded the originally targeted level of semi-annual net revenue by $13.6 million and the originally targeted level of semi-annual earnings per share on a non-GAAP basis (calculated by adjusting GAAP net loss per share to exclude certain items such as stock-based compensation, amortization of purchased and other intangibles, costs incurred for historical stock option review and related litigation, employer payroll taxes on stock option exercises and the tax effects of these non-GAAP adjustments) by $0.06, although the Company’s deferred revenue at the end of H1 FY08 was $22.5 million less than the previously targeted level of semi-annual deferred revenue. Despite not meeting the previously targeted level of semi-annual deferred revenue, the Compensation Committee decided to fund the bonus pool for the first half of fiscal year 2008 in an amount equal to 50% of the target bonuses for the first half of fiscal year 2008. The Compensation Committee considered that the principal reason that the targeted level of semi-annual deferred revenue was not achieved in the first half of fiscal year 2008 was an increase in the relative proportion of services engagements in the first half of fiscal year 2008. Contracted future revenue from services engagements are generally not recorded as deferred revenue.

The Compensation Committee also decided in August 2007 to amend the ICP for the second half of fiscal year 2008 to remove deferred revenue targets for the second half of fiscal year 2008 because it was anticipated that professional services engagements would continue to remain significant over the remainder of the year, making deferred revenue levels difficult to predict. The Compensation Committee also decided to decrease the original net revenue target for the second half of fiscal year 2008 by $4.8 million (approximately 3%) and to decrease the original earnings per share target for the second half of fiscal year 2008 from $0.22 on a non-GAAP basis to $0.15 on a non-GAAP basis to conform to the Company’s then current operating plan for the remainder of fiscal year 2008, which had been revised from the original annual operating plan by our new Chief Financial Officer, Mr. Halifax, after he assumed his position in late February 2007.

In March 2008, the Compensation Committee approved cash bonuses for the Named Executive Officers for the second half of the 2008 fiscal year (“H2 FY08”) as set forth in the third column of the following table. These bonuses were awarded at 62% of the semi-annual bonus targets for the Named Executive Officers for fiscal year 2008. In determining such bonuses, the Compensation Committee considered the ICP that it approved in March 2007 and the Company performance measures for the second half of fiscal year 2008 that the Compensation Committee established in August 2007. For the second half of fiscal year 2008, the Company exceeded the revised targeted level of semi-annual net revenue by $1.0 million and the revised semi-annual earnings per share target by $0.02 on a non-GAAP basis (calculated by adjusting GAAP net loss per share to exclude certain items such as stock-based compensation, amortization and impairment of purchased and other intangibles, costs incurred for historical stock option review and related litigation, severance costs, restructuring charges and the tax effects of these non-GAAP adjustments). The Compensation Committee decided, in accordance with the parameters established by the Compensation Committee in August 2007 for H2 FY08, to fund the bonus pool for the second half of fiscal year 2008 in an amount equal to 62% of the target bonuses for the second half of fiscal year 2008.

Name	H1 FY08 ICP Payout	H2 FY08 ICP Payout	Total Payout under ICP for FY08
Kenneth R. Klein	$125,000	$155,000	$280,000	(1)
Chairman of the Board, President and Chief Executive Officer

Ian R. Halifax	$43,750	$54,250	$98,000	(2)
Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary

Damian G. Artt (3)	—	—	—
Vice President, Worldwide Sales and Services

John J. Bruggeman	$37,500	$46,500	$84,000	(4)
Chief Marketing Officer

Scot K. Morrison (5)	$37,500	$46,500	$84,000	(4)
Senior Vice President and General Manager, VxWorks Division

Michael W. Zellner (6)	—	—	—
Former Vice President, Finance and Administration, Chief Financial Officer and Secretary

(1)	Target was 77% of base salary of $650,000.
(2)	Target was 50% of base salary of $350,000.
(3)

Mr. Artt was not eligible to participate in the cash incentive award program because, as Vice President, Worldwide Sales and Services, he is eligible to receive commissions under Company sales compensation plans, the amounts of which are calculated based upon the extent of achievement of specified sales invoicing, booking or revenue targets for each quarterly and/or annual period. For the amounts paid to

Mr. Artt under these plans for fiscal year 2007 and fiscal year 2008, see the Summary Compensation Table on page 40 under the column “Non-Equity Incentive Plan Compensation”.
(4)	Target was 50% of base salary of $300,000.
(5)	Mr. Morrison was Senior Vice President of Engineering throughout fiscal year 2008. He was appointed Senior Vice President and General Manager, VxWorks Division effective as of February 1, 2008.
(6)	Mr. Zellner left his position as Vice President, Finance and Administration, Chief Financial Officer and Secretary effective February 15, 2007. His employment with Wind River terminated on February 28, 2007. As a result of his termination of employment, Mr. Zellner was not eligible to be considered for a cash incentive award under the Company’s incentive compensation plan for fiscal year 2008.

Cash Incentive Compensation Plan for Fiscal Year 2009. In March 2008, the Compensation Committee adopted the Company’s ICP for the 2009 fiscal year, which is structured in a manner comparable to the fiscal year 2008 ICP. Named executive officers will participate in the ICP to the same extent as all other eligible employees. Employees who are participants in a sales compensation or commission plan or other bonus plan are not eligible to participate in the ICP. Under the terms of the ICP, employees who are eligible to participate in the ICP are eligible to receive cash incentive awards on a semi-annual basis, based on the Company’s and the individual employee’s performance. The level of achievement of Wind River’s company-wide performance goals for each semi-annual period in fiscal year 2009 will determine the funding level of the bonus pool for each semi-annual period, as described below. The Compensation Committee determined that Company performance will be based upon achieving targeted levels of (i) semi-annual net revenue, and (ii) semi-annual earnings per share on a non-GAAP basis (calculated by adjusting GAAP net income/(loss) per share to exclude certain items such as stock-based compensation, amortization of purchased and other intangibles, costs incurred for historical stock option review and related litigation, restructuring charges, employer payroll taxes on stock option exercises and the tax effects of these non-GAAP adjustments). Individual performance will be based on the employee achieving his or her individual performance goals for each semi-annual period. Target awards are set at a percentage of a participant’s annual salary.

The Compensation Committee set the targets for net revenue and earnings per share for each of the first half and the second half of fiscal year 2009 to conform to the Company’s annual operating plan for fiscal year 2009. The Compensation Committee planned to fund the bonus pool at 100% of the specified annual bonus targets for employees if such targets are met and the payment of bonuses of that amount was incorporated into the Company’s annual operating plan. The Compensation Committee increased the planned funding of the bonus pool to 100% of annual bonus targets from the 50% of annual bonus targets planned for fiscal year 2008 in order to provide increased incentives to employees as well as increased retention benefits. In setting the corporate performance targets for FY09, the Compensation Committee believed that there was a reasonable likelihood that the Company would achieve the specified targets.

For purposes of determining payouts under the ICP, the Company’s performance measures of net revenue and earnings per share calculated on a non-GAAP basis are weighted in proportion to each other, such that if both net revenue and earnings per share targets are met, the bonus pool will be funded at a multiple of 100% ranging from 1.0 to 1.7, depending upon the extent to which each target is met or exceeded. If one or both of the targets is not met, the multiple of 100% could range from 0.0 to 1.0, depending upon the degree of shortfall in each category.

The Compensation Committee retains the discretion to amend any aspect of the ICP, including the amounts of the bonus pool, the applicable formulas and the payout percentages. Management does not have discretion to change any of these aspects of the ICP.

In its review of the ICP for fiscal year 2009, the Compensation Committee established the following annual target bonus percentages (the targeted payout if the Company achieves its performance goals and the bonus pool is funded at 100%) for our principal executive officer, our principal financial officer and our other named executive officers for fiscal year 2009:

Name	Title	Annual Target Bonus Percentage for FY09
Kenneth R. Klein	Chairman of the Board, President and Chief Executive Officer	81% of base salary of $682,500

Ian R. Halifax	Senior Vice President Finance and Administration, Chief Financial Officer and Secretary	50% of base salary of $400,000

Damian G. Artt (1)	Vice President, Worldwide Sales and Services	—

John J. Bruggeman	Chief Marketing Officer	50% of base salary of $315,000

Scot K. Morrison	Senior Vice President and General Manager, VxWorks Division	50% of base salary of $315,000

(1)	Mr. Artt is not eligible to participate in the fiscal year 2009 cash Incentive Compensation Plan because, as Vice President, Worldwide Sales and Services, he is eligible to receive commissions under Company sales compensation plans and related plans, the amounts of which will be calculated based upon the extent of achievement of specified sales invoicing, booking or revenue targets for each quarterly and/or annual period.

The annual target bonus percentages for fiscal year 2009 were the same as fiscal year 2008 for the Named Executive Officers, other than for Mr. Klein, whose annual target bonus percentage increased slightly from 77% of his annual base salary of $650,000 in fiscal year 2008 to 81% of his annual base salary of $682,500 in fiscal year 2009. However, the total dollar amounts that the Named Executive Officers were eligible to be paid increased as a result of adjustments in their base salaries, as described above. The annual target bonus percentages were determined to fall between the 50th and 75th percentile for comparable positions among our peer group.

Performance Incentive Award Plan. During fiscal year 2008, the Board of Directors approved the adoption of the Wind River Systems, Inc. Section 162(m) Performance Incentive Award Plan, discussed in more detail below (see “Accounting and Tax Considerations” below). The Performance Incentive Award Plan was approved by the Company’s stockholders at the 2007 Annual Meeting of Stockholders in June 2007, and the plan became effective for fiscal years beginning on or after February 1, 2008. The Performance Incentive Award Plan is intended to avail the Company of full tax-deductibility of performance-based cash awards made under the plan for federal tax purposes. In March 2008, the Compensation Committee considered the potential benefits of having Mr. Klein, the only executive for whom participation could reasonably create a tax benefit for the Company, participate in the Performance Incentive Award Plan for fiscal year 2009, but the Compensation Committee determined, for fiscal year 2009, to have Mr. Klein participate in the Company’s ICP for fiscal year 2009 on the same basis as the rest of the Company’s senior management. The Compensation Committee determined that the potential benefits of having Mr. Klein participate in the Performance Incentive Award Plan in fiscal year 2009 were relatively small given Mr. Klein’s proposed compensation and the Company’s tax situation and that such potential benefits did not justify the adoption of a separate incentive compensation plan solely for Mr. Klein for this fiscal year, although the Compensation Committee intends to reconsider this issue for future years.

Equity Compensation

Eligibility. While we have not adopted stock ownership guidelines for our executive officers and directors, our executive officers are encouraged to invest in the Company’s common stock and “think like owners” when making strategic decisions during their tenure with Wind River. Our officers and other employees are eligible to participate in the 2005 Equity Incentive Plan, as well as the 1993 Employee Stock Purchase Plan, as amended. The 2005 Equity Incentive Plan was established to provide an incentive for employees, including executive officers, to maximize our long-term performance, and permits the Board or the Compensation Committee to grant various types of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance shares, performance units and deferred stock units to employees, including executive officers, on such terms as the Board or the Compensation Committee may determine.

Types of Equity Awards. Prior to fiscal year 2008, our overall long-term equity incentive strategy was to grant stock options, which reward the executive when stockholder value is created via stock appreciation. We believed that stock options are an effective way to motivate executives to deliver consistent operational performance to increase the long-term value of the Company. In fiscal year 2008, we reviewed industry trends and practices with respect to equity award grants and determined that making grants of full-value awards such as RSUs and performance shares or units in combination with stock options would (i) be more consistent with emerging trends in the market for talent, (ii) provide additional retention value, and (iii) manage dilution more productively by minimizing the number of shares used in the equity plan, while continuing to reward executives for delivering performance that increases the value per share, consistent with our stockholders’ objectives. By reducing the total equity usage at the Company, we also expected that the financial impact expense per share based on our expense, as determined pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), would decline, which would improve our overall GAAP financial performance. As a result, for fiscal year 2008 the Compensation Committee determined that, for employees eligible for grants of RSUs (other than in connection with the initial equity grant to the Company’s newly hired Chief Financial Officer, Mr. Halifax, as described below), the total value of shares of Wind River stock to be awarded should be divided equally between stock options and RSUs, with the relative value of stock options and RSUs being three options for each RSU.

In January 2008, the Compensation Committee considered our equity incentive strategy for fiscal year 2009. After considering all of the advantages of RSUs discussed above, recent trends in market practices and the volatility of the Company’s stock price, the Compensation Committee decided to increase the proportion of RSUs to be granted. For fiscal year 2009, the Compensation Committee determined that (i) for grants to newly hired executive officers and other employees eligible for grants of RSUs, the total value of shares of Wind River stock to be awarded should be divided equally between stock options and RSUs, with the relative value of stock options and RSUs being three options for each RSU, (ii) for annual performance grants to our executive officers, the total value of shares of Wind River stock to be awarded should be divided equally between stock options and RSUs, with the relative value of stock options and RSUs being three options for each RSU, and (iii) for annual performance grants to other employees eligible for grants of RSUs, all grants would be in form of RSUs rather than options. The Compensation Committee decided to continue to grant options as well as RSUs to the Company’s executive officers to provide increased incentives to the executive officers.

Grant Process, Timing and Pricing of Grants. The Compensation Committee considers, at least annually, the grant of stock-based compensation to all officers, in addition to other grants to officers as described below under “New Hire, Promotion or Retention Grants.” The Compensation Committee determines the size of an executive’s equity grant each year by considering a number of factors, such as: (i) market benchmarking, including the size of competitive grants based on the value delivered, percent of Company and absolute size of the grant, (ii) prior grants and the unvested retention value of the grants, (iii) retention objectives for the specific executive, and (iv) guidelines established by the Compensation Committee for equity usage company-wide. Such grants are then made on the basis of a subjective analysis of an executive’s individual performance (as part of the Company’s standard performance review process), our financial performance, and the number of shares subject to the executive’s existing options, as well as the extent to which the executive’s existing equity awards have current value.

In December 2006, the Compensation Committee reviewed its stock option granting policies and practices to determine whether any changes in process would be advisable in light of both evolving “best practices” and recommendations of the Audit Committee following the conclusion of the Special Committee’s review of the Company’s historical stock option granting and accounting policies. Subsequently, in January 2007, the Board of Directors, in consultation with the Audit Committee and upon the recommendation of the Compensation Committee, adopted the following guidelines for future equity award grants:

•

Timing of Annual Grants. The Compensation Committee will consider grants of equity awards to the Company’s vice presidents and more senior executive officers on an annual basis, with a target grant date of the 15th business day of March of each year, which is the same day annual grants are considered for all other employees. If the trading window is closed on the 15th business day of March, the grant will be made on the third business day after the trading window has opened.

•

New Hire, Promotion or Retention Grants. Grants of equity awards to newly-hired officers, those who have been promoted, or those who have been chosen to receive retention awards, will be made on the 15th business day of each calendar month, if and as needed, for those officers whose triggering event occurs in the previous calendar month. These grants will be made on the same date and at the same price as grants of similar awards to all other eligible employees.

•	Pricing of Grants. The exercise price for stock options is 100% of the closing price of the underlying common stock on the grant date

The Company followed this equity granting process in fiscal year 2008 and regularly granted stock options on the fifteenth business day of each month, with the exception that, in accordance with the Company’s equity granting policy, annual grants to employees for fiscal year 2008 were made on the 20th business day of March 2007 after the completion of the Special Committee’s review of our historical stock option granting policies and once the Company became current in its SEC filings. Grants to vice presidents and more senior executive officers of the Company were approved by the Compensation Committee and grants to non-officer employees were approved by the Non-Officer Equity Awards Committee, consisting of the Company’s Chairman of the Board, President and Chief Executive Officer, Mr. Klein, and Mr. Standish, Chairman of the Compensation Committee.

The Non-Officer Equity Awards Committee is comprised of two directors, one of whom must be a non-employee director. As presently constituted, actions of the Non-Officer Equity Awards Committee may be taken by Mr. Klein together with one member of the Compensation Committee.

Fiscal Year 2008 Grants. In accordance with the Company’s equity award granting policy, on March 21, 2007, the Compensation Committee granted equity awards to Mr. Halifax in connection with his hiring as Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary, Mr. Artt in connection with his promotion to Vice President, Worldwide Sales and Services and Mr. Morrison, in connection with his promotion to Senior Vice President of Engineering. The grants made to these Named Executive Officers were as follows:

Name	Number of Options	Number of RSUs
Ian R. Halifax Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary	425,000	0	(1)

Damian G. Artt Vice President, Worldwide Sales and Services	75,000	25,000

Scot K. Morrison (2) Senior Vice President and General Manager, VxWorks Division	37,500	13,000

(1)	Mr. Halifax’s equity grant was set forth in his offer letter in January 2007 at a time prior to the Compensation Committee decision to issue a mix of options and RSUs generally for equity grants in fiscal year 2008.

(2)	Mr. Morrison was Senior Vice President of Engineering throughout fiscal year 2008. He was appointed Senior Vice President and General Manager, VxWorks Division effective as of February 1, 2008.

The above numbers of options and RSUs were determined to fall between the 50th and the 75th percentile for comparable positions among our peer group for fiscal year 2008. The options granted on this date had an exercise price of $10.18 per share (which was 100% of the fair market value of the Company’s common stock on the grant date). Each of the RSUs represents a right to receive one share of the Company’s common stock if the applicable vesting criteria are met. Assuming continued service with the Company through each relevant vesting date, the stock options vest 25% on the first anniversary of the date of grant and 1/48 monthly thereafter, and are otherwise pursuant to the terms of the Company’s standard form of stock option agreement. The RSUs vest 25% on each of March 21, 2008, 2009, 2010 and 2011, assuming continued service of the executive with the Company through each relevant vesting date, and are otherwise pursuant to the terms of the Company’s standard form of RSU agreement. The award vests 100% upon the executive’s death if he is a Service Provider (as defined in the 2005 Equity Incentive Plan) to the Company at the time of death.

On March 28, 2007, following the completion of the Special Committee’s review of our historical stock option granting policies and once the Company became current in its SEC filings, and in accordance with the Company’s equity granting policy, the Compensation Committee granted annual equity awards consisting of stock options and RSUs to certain of its vice presidents and more senior executive officers, including Named Executive Officers. The grants made on this date to our Named Executive Officers (other than to Mr. Zellner whose employment with the Company terminated on February 28, 2007 and to Messrs. Artt, Halifax and Morrison who received new hire or promotion grants on March 21, 2007) were as follows:

Name	Number of Options	Number of RSUs
Kenneth R. Klein Chairman, President and Chief Executive Officer	250,000	80,000

John J. Bruggeman Chief Marketing Officer	37,500	13,000

The above numbers of options and RSUs were determined to fall between the 50th and the 75th percentile for comparable positions among our peer group for fiscal year 2008. The equity awards were granted on the same date and priced at the same price (i.e., an exercise price for stock options of $9.94 per share, which was 100% of the fair market value of the Company’s common stock on the date of grant) as the annual grants made to the Company’s non-officer employees. The grants of stock options to executives and employees vest in accordance with the Company’s standard schedule: twenty-five percent (25%) of the shares subject to the option vest after one year of service following the vesting start date and 1/48th of the shares subject to the option vest each month thereafter assuming continued service with the Company through each relevant vesting date. Grants of RSUs vest twenty-five percent (25%) on each of March 28, 2008, 2009, 2010 and 2011, subject to the employee’s continued service with the Company through each relevant vesting date. The awards vest 100% upon the executive officer’s death if he is a Service Provider (as defined in the 2005 Equity Incentive Plan) to the Company at the time of death.

Grants made after January 31, 2008. On March 24, 2008, in accordance with the Company’s equity granting policy, the Compensation Committee granted annual equity awards consisting of stock options and RSUs to certain of its vice presidents and more senior executive officers, including Named Executive Officers. The grants made to our Named Executive Officers (other than to Mr. Zellner whose employment with the Company terminated on February 28, 2007) were as follows:

Name	Number of Options	Number of RSUs
Kenneth R. Klein Chairman, President and Chief Executive Officer	250,000	80,000

Ian R. Halifax Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary	87,500	29,200

Damian G. Artt Vice President, Worldwide Sales and Services	60,000	20,000

John J. Bruggeman Chief Marketing Officer	40,000	13,300

Scot K. Morrison Senior Vice President and General Manager, VxWorks Division	40,000	13,300

The above numbers of options and RSUs were determined to match the 75th percentile for comparable positions among our peer group for fiscal year 2009. For the annual equity grants in fiscal year 2009, the Compensation Committee decided to target the 75th percentile among our peer group rather than 50th percentile. The Compensation Committee concluded that increased equity awards were appropriate at this time after considering the transition that the Company is undergoing as a result of the management reorganization announced in February 2008 and the lack of current in-the-money value of the outstanding equity awards previously granted to the executive officers, both of which raised retention concerns. The Compensation Committee intends to target the 50th percentile for future annual equity grants.

The equity awards were granted on the same date and priced at the same price (i.e., an exercise price for stock options of $7.10 per share, which was 100% of the fair market value of the Company’s common stock on the date of grant) as the annual grants made to the Company’s non-officer employees. The grants of stock options to executives and employees vest in accordance with the Company’s standard schedule: twenty-five percent (25%) of the shares subject to the option vest after one year of service following the vesting start date and 1/48th of the shares subject to the option vest each month thereafter assuming continued employment with the Company through each relevant vesting date. Grants of RSUs vest twenty-five percent (25%) on each of March 24, 2009, 2010, 2011 and 2012, subject to the employee’s continued service with the Company through each relevant vesting date. The awards vest 100% upon the executive officer’s death if he is a Service Provider (as defined in the 2005 Equity Incentive Plan) to the Company at the time of death.

Alignment with Stockholder Interests and Equity Burn Rate. We believe that our stock plans and the equity participation of the executive officers align the interests of the executive officers with the long-term interests of the stockholders. The Compensation Committee, along with management, has continued to evaluate the financial and employee-relations impact of equity compensation, along with industry trends and competitive practices, to determine how to best utilize equity awards in support of Wind River’s primary objective of creating value for its stockholders.

The Company, with the oversight and approval of the Compensation Committee, generally provides equity awards: (i) initially to all new employees of the Company, consistent with typical grants provided to similarly situated employees by similarly situated companies, (ii) annually to members of the Board of Directors, (iii) annually to executive and non-executive officers of the Company and (iv) annually to employees who have met or exceeded certain performance and contribution criteria. The Compensation Committee periodically reviews both the gross and the net amount of shares that the Company uses for equity awards (which is called the “burn rate”), compared to both our peer group and broader industry practices as published by certain of the stockholder advisory groups, including Risk Metrics’ Institutional Shareholder Services. The Compensation Committee endeavors to assure that the net burn rate approximates the issuances authorized for the year after reviewing the practices of our peer group and broader industry averages, and to assure that the annual and the three-year average gross burn rates are within ranges recommended by stockholder advisory groups, while also considering the growth and staffing plans for the Company and the need to motivate and reward employees and executives for performance.

For purposes of determining the net stock option burn rate, the Company determines the sum of all shares issued plus options granted during the course of the year, subtracts the shares and options that are cancelled and returned to the plan, and divides the balance (the net shares and options granted) by the shares outstanding at the end of the year. The gross burn rate is determined by taking the sum of all shares issued plus options granted during the course of the year and dividing that amount by the shares outstanding at the end of the year. During fiscal year 2008, the net shares and options granted totaled approximately 1.81 million, and the gross shares and options granted totaled approximately 3.72 million. There were 87,619,266 shares outstanding at January 31, 2008, resulting in a net burn rate of approximately 2.1% and a gross burn rate of approximately 4.3%.

Other Benefits

The Named Executive Officers also participate in the same employee stock purchase plan, 401(k) plan, health and life insurance and other benefits that are provided to all of our U.S.-based employees, as described below.

1993 Employee Stock Purchase Plan. We maintain an employee stock purchase plan that provides our employees the opportunity to purchase our common stock through payroll deductions at 85% of the lower of the fair market value of the stock at the beginning of each 6-month purchase period and at the end of such period. All employees, including executive officers, are eligible to participate in this plan that is intended to promote broad-based equity participation across the Company. This benefit is made available to the Named Executive Officers on the same basis as it is offered to all of our U.S.-based employees.

401(k) Plan. We maintain a 401(k) Plan in order to allow our U.S.-based employees to accumulate savings for retirement through tax-deferred salary deductions. The Company makes a matching contribution equal to 50% of an employee’s salary contributions, up to a total of 6% of that employee’s compensation. These matching contributions are made in the form of Wind River common stock and vest at a rate of 25% per year of employment. Our executives are eligible to participate in the 401(k) Plan in a manner consistent with all other U.S.-based employees.

Health Benefits. We make health benefits, including medical, dental and vision coverage, an employee assistance program and flexible spending accounts available to all employees, including executive officers, in a manner that is consistent for all U.S.-based employees. Premiums for health insurance benefits are generally shared by the Company and the individual. The value of these benefits provided to the Named Executive Officers is not required to be included in the Summary Compensation Table since these benefits are made available on a companywide basis to all of our U.S. employees. The cost to the Company of these benefits in fiscal year 2008 for the Named Executive Officers was as follows:

Name	Cost of Benefits
Kenneth R. Klein Chairman of the Board, President and Chief Executive Officer	$13,650

Ian R. Halifax Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary	$11,375

Damian G. Artt Vice President, Worldwide Sales and Services	$13,650

John J. Bruggeman Chief Marketing Officer	$13,650

Scot K. Morrison (1) Senior Vice President and General Manager, VxWorks Division	$862

Michael W. Zellner (2) Former Vice President, Finance and Administration, Chief Financial Officer and Secretary	$2,275

(1)	Mr. Morrison was Senior Vice President of Engineering throughout fiscal year 2008. He was appointed Senior Vice President and General Manager, VxWorks Division effective as of February 1, 2008.
(2)	Mr. Zellner left his position as Vice President, Finance and Administration, Chief Financial Officer and Secretary effective February 15, 2007. His employment with Wind River terminated on February 28, 2007.

Life and Disability Insurance. Life insurance is generally available to all employees, including executive officers, based on their salaries or a multiple thereof, at their option. Premiums for basic life insurance benefits are generally paid by the Company. We also offer supplemental life insurance, for which the individual pays the entire premium. Our executives may also elect either short term and/or long-term disability coverage, for which we pay 100% of the premiums for short-term coverage and all of the premiums for long-term coverage, at the election of the executive. We provide split dollar life insurance through a legacy plan to Mr. Morrison, as reported in the Summary Compensation Table. We no longer offer this insurance as a continuing part of our benefit program due to regulatory and tax changes.

Car Allowance. One of the Named Executive Officers, Mr. Bruggeman, receives a car allowance. The cost of this benefit to Mr. Bruggeman is disclosed in the Summary Compensation Table.

Other Paid Time-Off Benefits. We also provide vacation and other paid holidays to all of our employees, including the Named Executive Officers, which are comparable to those provided at our designated peer group of companies.

We do not have any pension plans or supplemental executive retirement plans for the Named Executive Officers or for any of our other U.S.-based employees.

Accounting and Tax Considerations

The Compensation Committee has considered the potential future effects of Internal Revenue Code Section 162(m) on its compensation program. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1.0 million per executive per year, but excludes from the calculation of such $1.0 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. None of our executive officers exceeded the $1.0 million limit in fiscal year 2008. In order to provide full benefit to the Company of potential future payments to our executive officers of cash incentive awards that would qualify under Section 162(m), our Compensation Committee adopted the Wind River Systems, Inc. Section 162(m) Performance Incentive Award Plan, which was approved by the Company’s stockholders at our 2007 Annual Meeting of Stockholders. The Incentive Award Plan will be in effect for fiscal years beginning on or after February 1, 2008. See “Elements of Compensation—Cash Incentive Compensation—Cash Incentive Awards—Performance Incentive Award Plan” on page 30.

The Compensation Committee has also considered the effects of the availability of tax deductions under Section 162(m) in connection with certain forms of equity awards that are not structured to meet the “performance-based” exception contained in Section 162(m). These equity awards could be included in the calculation of the executive officers’ compensation for Section 162(m) purposes, with the result that not all of that compensation would be deductible by the Company. This result can be avoided if the plans under which such options or other equity awards are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more outside directors and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. There are additional specific requirements for option grants and certain other equity awards to qualify as “performance-based”. Our 2005 Equity Incentive Plan has been designed to meet those requirements for stock options as well as other forms of performance-based awards.

Our Use of Employment Agreements, Change in Control Incentive and Severance Benefits Plans

Employment Agreements. The Company enters into employment agreements on a limited basis, which is consistent with our commitment to being an at-will employer. In the past, we have generally reserved the use of employment agreements, other than change in control and/or severance agreements as described below, to the relationship with our Chief Executive Officer and Chief Financial Officer. For a description of the terms of our employment agreement with Mr. Klein and our offer letter with Mr. Halifax, see the section entitled “Employment Agreements with Executive Officers” on page 42. The Compensation Committee believes that the treatment of Mr. Klein and Mr. Halifax under these agreements is consistent with industry practices for other similarly situated chief executive officers and chief financial officers, as determined through our regular review of executive compensation practices. The Compensation Committee also believes that the treatment of Mr. Klein’s cash compensation under his employment agreement in the event of a change in control is fair, reasonable and consistent with industry practices.

Change of Control Plan. In November 1995, the Compensation Committee adopted the Change in Control Incentive and Severance Benefit Plan (the “Change of Control Plan”) for all vice presidents of the Company, to provide an incentive to an executive to participate in contemplating a transaction that is the best interest of our stockholders, but that may, as a result, eliminate that executive’s position with the Company. The terms of the Change of Control Plan are summarized in “Executive Officers’ Change in Control Incentive and Severance Benefit Plan” on page 49. In the event of a change of control transactions, severance benefits will be paid in the event of certain terminations of employment within 12 months of the change of control transaction. In adopting the Change in Control Plan, the Compensation Committee determined that it was important to align the interests of our senior management with that of our stockholders by providing an incentive for senior management to drive an increase in stockholder value by all means available (which may, in certain circumstances, include a change of control in which the Company is not the surviving entity). In establishing this policy, the Compensation Committee believes that it is important to provide transitional compensation to executives only in the event that their employment is terminated by the surviving organization.

Vice Presidents’ Severance Benefit Plan. In May 2001, the Compensation Committee adopted the Vice Presidents’ Severance Benefit Plan (the “Severance Plan”) to provide for the payment of severance benefits to certain eligible employees whose employment with Wind River is involuntarily terminated. The terms of the Severance Plan are summarized in “Vice Presidents’ Severance Benefit Plan” on page 50. In adopting the Severance Plan, the Compensation Committee determined that it was important to standardize the process pursuant to which severance benefits were determined for those vice presidents or more senior executive officers (other than Mr. Klein, our Chairman of the Board, President and Chief Executive Officer, and Ian Halifax, our Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary, whose severance benefits are defined in separate agreements as described on page 42 hereof in the section entitled “Employment Agreements with Executive Officers”) whose employment was involuntarily terminated by the Company. The Compensation Committee believes this formal policy provides for consistent and fair treatment, and minimizes potentially difficult negotiations that may take place when management believes it is to the Company’s benefit to make changes at the vice president level.

COMPENSATION COMMITTEE REPORT

The material in the following Compensation Committee report shall not be deemed to be (i) “soliciting material”, (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or (iv) subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The Compensation Committee Report shall not be deemed incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference into such filing.

The Compensation Committee of the Board of Directors has reviewed and discussed the contents of Wind River’s Compensation Discussion and Analysis set forth on pages 19-38 of this Proxy Statement with management of Wind River. Based on that review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Standish H. O’Grady, Chairman

Narendra K. Gupta

Grant M. Inman

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows, for the fiscal years ended January 31, 2007 and 2008, the compensation of (i) our principal executive officer; (ii) our current principal financial officer; (iii) our former principal financial officer who was our principal financial officer for a short period during the 2008 fiscal year; and (iv) the three most highly compensated executive officers other than our principal executive officer and principal financial officer who were serving as executive officers as of January 31, 2008 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kenneth R. Klein	2008	650,000		—	168,184	5,453,850	280,000		6,300	(5)	6,558,334
Chairman, President and Chief Executive Officer	2007	650,000		—	—	5,520,474	250,000		6,550		6,427,024

Ian R. Halifax (3)	2008	350,000		—	—	351,160	98,000		14,672	(6)	813,832
Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary	2007	—		—	—	—	—		—		—

Damian G. Artt	2008	275,000		—	55,046	486,499	213,824	(7)	8,730	(8)	1,039,099
Vice President, Worldwide Sales and Services	2007	275,000		—	—	425,505	135,584		4,650		840,739

John J. Bruggeman	2008	300,000		—	27,330	624,552	84,000		18,681	(9)	1,054,563
Chief Marketing Officer	2007	280,000		—	—	595,445	70,000		14,612		960,057

Scot K. Morrison	2008	300,000		—	28,624	525,129	84,000		10,584	(10)	948,337
Senior Vice President and General Manager, VxWorks Division	2007	280,000		—	—	553,030	70,000		11,565		914,595

Michael W. Zellner (4)	2008	228,751	(11)	—	—	73,630	—		5,789	(12)	308,170
Former Vice President of Finance and Administration, Chief Financial Officer and Secretary	2007	325,000		—	—	944,706	—		14,324		1,284,030

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by Wind River in fiscal year 2008 for restricted stock units granted in fiscal year 2008, as determined pursuant to SFAS 123R, excluding any estimates of future forfeitures. For a discussion of the assumptions used in these calculations, see Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2008 filed with the SEC on April 15, 2008.
(2)

Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by Wind River in fiscal year 2007 or 2008 for option awards granted in and prior to fiscal year 2007 or 2008, as applicable, as determined pursuant to SFAS 123R, excluding any estimates of future forfeitures. For a discussion of the assumptions used in these calculations, see Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2008 filed with the SEC on April 15, 2008.

(3)	Mr. Halifax joined Wind River as Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary effective as of February 26, 2007.
(4)	Mr. Zellner left his position as Vice President, Finance and Administration, Chief Financial Officer and Secretary effective February 15, 2007. His employment with Wind River terminated on February 28, 2007. As a result of his termination of employment, he was not eligible to be considered for additional compensation under the Company’s non-equity incentive plan for fiscal year 2008.
(5)	In each of FY07 and FY08, the amount represents Wind River’s matching contribution under its tax-qualified 401(k) Plan, which provides for broad-based employee participation.
(6)	For FY08, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $5,688, and reimbursement of legal fees in the amount of $8,985.
(7)	Consists of commissions and other incentive compensation paid in accordance with the terms of our fiscal year 2008 sales compensation plans.
(8)	For FY08, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $5,054 and an award covering certain travel costs of Mr. Artt’s spouse in the amount of $3,676. For FY07, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $4,650.
(9)	For FY08, consists of a car allowance in the amount of $10,020, Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $4,725 and an award covering certain travel costs of Mr. Bruggeman’s spouse in the amount of $3,936. For FY07 consists of a car allowance in the amount of $10,020 and Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $4,592.
(10)	For FY08, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $6,350, an allowance for medical costs in the amount of $546, and the value of compensation related to the split dollar life insurance policy maintained for Mr. Morrison in the amount of $3,688. The compensation related to the life insurance policy was determined by using the demand loan approach for the benefit provided by the whole life portion of the premium paid by Mr. Morrison. For FY07, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $6,333, an allowance for medical costs in the amount of $504, and the value of compensation related to the split dollar life insurance policy maintained for Mr. Morrison in the amount of $4,728.
(11)	Mr. Zellner’s annual base salary for fiscal year 2008 was $325,000. Amount shown includes salary through his termination date of February 28, 2007 and severance payments.
(12)	For FY08, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $1,988, and the value of compensation related to the split dollar life insurance policy maintained for Mr. Zellner in the amount of $3,801. The compensation related to the insurance policy was determined by using the demand loan approach for the benefit provided by the whole life portion of the premium paid by Mr. Zellner. For FY07, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $6,363, and the cash value compensation of the split dollar life insurance policy maintained for Mr. Zellner in the amount of $7,961.

Salary and Bonus. Base salaries paid to executive officers are targeted to be competitive with comparable public technology companies, including those with similar financial metrics. (See “Peer Group Benchmarking” at page 21 for a description of our peer group.) We do not apply a set formula for establishing the proportion of compensation delivered in the form of salary. We pay cash incentive awards to our non-commissioned employees and officers pursuant to a non-equity incentive plan described below. Cash incentive awards are structured to provide significant variability based on the achievement of financial goals, and to provide rewards for meeting and exceeding these goals. Cash incentive awards may vary based upon individual achievement of corporate goals within the Named Executive Officer’s area of responsibility and scope of authority. We do not apply a set formula for establishing the proportion of compensation delivered in cash incentive awards, although target award levels are generally set as a percentage of salary ranging from 50-81% for the Named Executive Officers. See “Compensation Discussion and Analysis” above for additional details with respect to our compensation policies and practices.

Option Awards; Annual Performance Grant. During each fiscal year, the Compensation Committee of the Board of Directors generally considers an annual performance grant of equity awards to certain employees, including executive officers of Wind River, as part of its annual review of executive compensation. See “Equity Compensation” at page 30 for a description of our equity granting process and the equity grants that were made to the Named Executive Officers during fiscal year 2008 and since the end of fiscal year 2008. Please see the table entitled “Outstanding Equity Awards at Fiscal 2008 Year-End” at page 45 for details with respect to equity awards granted to our Named Executive Officers that were outstanding at the end of fiscal year 2008.

Non-Equity Incentive Compensation Plan. The Compensation Committee of the Board of Directors established a cash incentive compensation plan pursuant to which our executive officers were eligible to receive cash incentive awards for fiscal year 2008. See “Cash Incentive Awards” at page 25 for a description of (i) the fiscal year 2008 cash incentive compensation plan, and (ii) the fiscal year 2009 cash incentive compensation plan.

Employment Agreements with Executive Officers. Wind River has not entered into employment agreements with any of its current executive officers other than Kenneth R. Klein, our Chairman of the Board, President and Chief Executive Officer, and Ian Halifax, our current Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary.

— Agreement with Mr. Klein. On November 5, 2003, Wind River and Mr. Klein entered into an employment agreement providing for the employment of Mr. Klein as Chairman of the Board of Directors, President and Chief Executive Officer effective as of January 5, 2004. Under the agreement, Mr. Klein was initially entitled to receive an annualized base salary of $450,000 and an annualized bonus for on-plan performance, as determined by the Compensation Committee of the Board of Directors. The Compensation Committee reviews his base salary and determines the criteria for his cash bonus on an annual basis. For fiscal year 2008, the Compensation Committee set Mr. Klein’s base salary at $650,000 and his cash bonus target percentage at 77% of his annual base salary. For fiscal year 2009, the Compensation Committee set Mr. Klein’s base salary at $682,500 and his cash bonus target percentage at 81% of his annual base salary.

In accordance with the terms of the agreement, upon commencement of his employment, Mr. Klein was granted three stock options to purchase an aggregate of 2,400,000 shares of our Common Stock under the terms and conditions of the 1998 Equity Incentive Plan. The exercise price of the options was $9.15, which was the fair market value (as defined in the 1998 Equity Incentive Plan) of our Common Stock on the date of grant. The three options consist of a grant of 2,000,000 shares which vests in accordance with the Company’s standard vesting schedule, which is 25% of the shares on the first anniversary of Mr. Klein’s employment and then as to 1/48th of the shares each month thereafter. The two grants of 200,000 shares have similar vesting, but have a limitation on exercise tied to our stock price performance. One of the option grants for 200,000 shares is fully vested and has become exercisable. The other option grant for 200,000 shares is fully vested, but will become exercisable only on the earlier to occur of (i) the date the fair market value of Wind River’s common stock equals or exceeds two times the exercise price of the option or (ii) the fifth anniversary of the date of grant. The fair market value of Wind River’s common stock for this purpose will be calculated as the average closing price of such common stock on the exchange on which it is traded for the 30 days preceding the date of determination.

In the event Mr. Klein’s employment with Wind River is terminated other than for Cause (as defined in his employment agreement), or if he resigns his employment with Good Reason (as defined in the employment agreement), in each case other than within 12 months of a Change of Control (as defined in his employment agreement), Mr. Klein will be entitled to (i) an amount equal to 12 months of Mr. Klein’s base salary as of his termination date plus an amount equal to 100% of his actual bonus for the fiscal year prior to the fiscal year in which the termination occurs, (ii) reimbursement of cost of continued heath insurance coverage, if elected, for a period of 12 months after termination, (iii) additional credits towards the vesting and exercisability of the stock options outlined above, and (iv) 12 months of additional credit towards the vesting and exercisability of all equity awards other than the stock options outlined above.

In the event Mr. Klein’s employment is terminated other than for Cause or if he resigns his employment with Good Reason within 12 months of a Change of Control (as defined in his employment agreement), Mr. Klein would be entitled to (i) an amount equal to 12 months of his base salary as of his termination date plus an amount equal to 100% of his actual bonus for the fiscal year prior to the fiscal year in which the termination occurs, (ii) reimbursement of cost of continued health insurance coverage, if elected, for a period of 12 months after termination, and (iii) 100% accelerated vesting and exercisability of all equity awards with respect to our Common Stock. Mr. Klein must enter into a release of claims with the Company before he is entitled to receive such benefits.

— Agreement with Mr. Halifax. Pursuant to the terms of an offer letter between Wind River and Mr. Halifax dated January 30, 2007, Mr. Halifax’s employment is at-will. His annual base salary was initially set at $350,000 per year and his target bonus opportunity for fiscal year 2008 was set at 50% of his annual base salary. He was also entitled to receive a stock option grant for 425,000 shares of the Company’s common stock. For fiscal year 2009, the Compensation Committee set Mr. Halifax’s base salary at $400,000 and his cash bonus target percentage at 50% of his annual base salary.

In the event Mr. Halifax’s employment is terminated without Cause (as defined in his offer letter) or he voluntarily terminates his employment for Good Reason (as defined in his offer letter) and such termination is not covered by the Company’s Executive Officers’ Change of Control Incentive Plan, he would be entitled to 12 months base salary plus 100% of his actual bonus for the prior fiscal year and one year of accelerated vesting of all stock options. He is also eligible to participate in the Company’s Executive Officers’ Change of Control Incentive Plan and the Company’s Vice-Presidents’ Severance Benefit Plan, as amended. Mr. Halifax must enter into a release of claims with the Company before he is entitled to receive such benefits.

Grants of Plan-Based Awards

The following table sets forth information regarding non-equity incentive plan awards and other stock and option awards to our Named Executive Officers during the fiscal year ended January 31, 2008.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended January 31, 2008

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares or Units (2)	All Other Options Awards: Number of Securities underlying Options (3)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($) (1)	Target ($)		Maximum ($) (1)
Kenneth R. Klein	March 28, 2007	—	500,000	(4)	—	80,000	250,000	9.94	1,712,700
Ian R. Halifax	March 21, 2007	—	175,000	(5)	—	—	425,000	10.18	1,598,000
Damian G. Artt	March 21, 2007	—	213,824	(6)	—	25,000	75,000	10.18	536,500
John J. Bruggeman	March 28, 2007	—	150,000	(7)	—	13,000	37,500	9.94	266,845
Scot K. Morrison	March 21, 2007	—	150,000	(8)	—	13,000	37,500	10.18	273,340
Michael Zellner	—	—	—	(9)	—	—	—	—	—

(1)	For a description of Wind River’s cash incentive compensation plan for fiscal year 2008, please see “Cash Incentive Awards” at page 25 hereof. There are no threshold or maximum awards for either the fiscal year 2008 cash incentive compensation plan for non-commissioned employees or the fiscal year 2008 sales compensation plan for commissioned employees.

(2)	The amounts shown in this column represent restricted stock units awarded under our 2005 Equity Incentive Plan. The restricted stock units vest, assuming continued service with the Company, at the rate of 25% per year, beginning on the first anniversary of the grant date.
(3)	The amounts shown in this column represent stock options awarded under our 2005 Equity Incentive Plan. The stock options have a seven-year term and vest, assuming continued service with the Company, at the rate of 25% on the first anniversary of the grant date and 2.1% per month thereafter for the next 36 months.
(4)	Mr. Klein’s target award percentage for fiscal year 2008 was 77% of his annual base salary of $650,000. Mr. Klein’s actual cash incentive award is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(5)	Mr. Halifax’s target award percentage for fiscal year 2008 was 50% of his annual base salary of $350,000. Mr. Halifax’s actual cash incentive award is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(6)	Mr. Artt was not eligible to participate in the fiscal year 2008 cash incentive award program for non-commissioned employees, but, as Vice President, Worldwide Sales and Services, he was eligible to receive sales commissions and other incentives pursuant to Company sales compensation plans. The amount set forth above is the actual amount paid to Mr. Artt under the terms of sales compensation plans for fiscal year 2008.
(7)	Mr. Bruggeman’s target award percentage for fiscal year 2008 was 50% of his annual base salary of $300,000. Mr. Bruggeman’s actual cash incentive award is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(8)	Mr. Morrison’s target award percentage for fiscal year 2008 was 50% of his annual base salary of $300,000. Mr. Morrison’s actual cash incentive award is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(9)	Mr. Zellner was not eligible to receive a cash incentive award for fiscal year 2008 due to his termination of employment on February 28, 2007.

Non-Equity Incentive Compensation Plan. The Compensation Committee of the Board of Directors established a cash incentive compensation plan pursuant to which our executive officers were eligible to receive semi-annual cash incentive awards during fiscal year 2008. Under the terms of the 2008 cash incentive compensation plan, the Compensation Committee retained discretion to modify the cash incentive awards that would be payable to an individual. See “ICP Payouts for Fiscal Year 2008” at page 27 for a description of the Compensation Committee’s payout determination process.

The Compensation Committee adopted a new cash incentive compensation plan for fiscal year 2009 that also provides for semi-annual cash incentive awards. See “Cash Incentive Compensation Plan for Fiscal Year 2009” at page 29 for a description of the incentive compensation plan for fiscal year 2009.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table sets forth the outstanding equity awards for each Named Executive Officer as of January 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kenneth R. Klein	24,000	0		—		6.33	07/24/13	80,000	(1)	671,200	—	—
	2,000,000	0		—		9.15	01/05/14	—		—	—	—
	0	0		200,000	(2)	9.15	01/05/14	—		—	—	—
	200,000	0		—		9.15	01/05/14	—		—	—	—
	450,000	150,000	(3)	—		12.20	01/05/12	—		—	—	—
	208,333	191,667	(4)	—		14.49	12/06/12	—		—	—	—
	0	250,000	(5)	—		9.94	03/28/14	—		—	—	—

Ian R. Halifax	0	425,000	(6)	—		10.18	03/21/14	0		0	—	—

Damian G. Artt	164,062	10,938	(7)	—		12.19	04/12/14	25,000	(8)	209,750	—	—
	14,062	10,938	(9)	—		12.51	10/07/12	—		—	—	—
	13,541	11,459	(10)	—		13.33	11/21/12	—		—	—	—
	0	75,000	(11)	—		10.18	03/21/14	—		—	—	—

John J. Bruggeman	91,667	4,167	(12)	—		8.50	02/09/14	13,000	(13)	109,070	—	—
	77,083	22,917	(14)	—		12.10	12/01/11	—		—	—	—
	39,062	35,938	(15)	—		14.49	12/06/12	—		—	—	—
	0	37,500	(16)	—		9.94	03/28/14	—		—	—	—

Scot K. Morrison	20,000	0		—		10.25	09/27/11	13,000	(17)	109,070	—	—
	40,000	0		—		6.92	10/21/08	—		—	—	—
	10,350	0		—		6.92	10/21/08	—		—	—	—
	7,500	0		—		6.92	10/21/08	—		—	—	—
	6,900	0		—		6.92	10/21/08	—		—	—	—
	4,600	0		—		6.92	10/21/08	—		—	—	—
	2,313	0		—		6.92	10/21/08	—		—	—	—
	2,313	0		—		6.92	10/21/08	—		—	—	—
	200,000	0		—		6.47	11/19/13	—		—	—	—
	77,083	22,917	(18)	—		12.10	12/01/11	—		—	—	—
	39,062	35,938	(19)	—		14.49	12/06/12	—		—	—	—
	0	37,500	(20)	—		10.18	03/21/14	—		—	—	—

Michael W. Zellner	0	0	(21)	—				—		—	—	—

(1)	The restricted stock units were granted on March 28, 2007. The shares will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 20,000 shares will vest on each of March 28, 2008, 2009, 2010 and 2011.
(2)	The option was granted on January 5, 2004. The option fully vested as of January 5, 2008, but the option shall only become exercisable on the earlier to occur of (i) the date the fair market value of Wind River’s common stock equals or exceeds 2.0 times the exercise price of the option or (ii) the fifth anniversary of the date of grant. The fair market value of Wind River’s common stock for this purpose shall be the average closing price of such common stock on the exchange on which it is traded for the 30 days preceding the date of determination.

(3)	This option was granted on January 5, 2005. The option vested 25% on January 5, 2006 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(4)	This option was granted on December 6, 2005. The option vested 25% on December 6, 2006 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(5)	This option was granted on March 28, 2007. Assuming continued employment with the Company, the option will vest 25% on March 28, 2008 and 2.1% per month thereafter for the next 36 months.
(6)	This option was granted on March 21, 2007. Assuming continued employment with the Company, the option will vest 25% on March 21, 2008 and 2.1% per month thereafter for the next 36 months.
(7)	This option was granted on April 12, 2004. The option vested 25% on April 12, 2005 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(8)	The restricted stock units were granted on March 21, 2007. The shares will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 6,250 shares will vest on each of March 21, 2008, 2009, 2010 and 2011.
(9)	This option was granted on October 7, 2005. The option vested 25% on October 7, 2006 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(10)	This option was granted on November 21, 2005. The option vested 25% on November 21, 2006 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(11)	This option was granted on March 21, 2007. Assuming continued employment with the Company, the option will vest 25% on March 21, 2008 and 2.1% per month thereafter for the next 36 months.
(12)	This option was granted on February 9, 2004. The option vested 25% on February 9, 2005 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(13)	The restricted stock units were granted on March 28, 2007. The shares will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 3,250 shares will vest on each of March 28, 2008, 2009, 2010 and 2011.
(14)	This option was granted on December 1, 2004. The option vested 25% on December 1, 2005 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(15)	This option was granted on December 6, 2005. The option vested 25% on December 6, 2006 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(16)	This option was granted on March 28, 2007. Assuming continued employment with the Company, the option will vest 25% on March 28, 2008 and 2.1% per month thereafter for the next 36 months.
(17)	The restricted stock units were granted on March 21, 2007. The shares will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 3,250 shares will vest on each of March 21, 2008, 2009, 2010 and 2011.
(18)	This option was granted on December 1, 2004. The option vested 25% on December 1, 2005 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(19)	This option was granted on December 6, 2005. The option vested 25% on December 6, 2006 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(20)	This option was granted on March 21, 2007. Assuming continued employment with the Company, the option will vest 25% on March 21, 2008 and 2.1% per month thereafter for the next 36 months.
(21)	Mr. Zellner’s employment with Wind River terminated on February 28, 2007. As of that date, any unvested options were cancelled. All of his vested options, to the extent they remain unexercised, expired on June 26, 2007.

Option Exercises and Stock Vested during Fiscal Year 2008

The following table sets forth option exercises and stock vested for each Named Executive Officer for the fiscal year ended January 31, 2008.

OPTION EXERCISES AND STOCK VESTED

FOR FISCAL YEAR ENDED JANUARY 31, 2008

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth R. Klein	—	—	—	—
Ian R. Halifax	—	—	—	—
Damian G. Artt	—	—	—	—
John J. Bruggeman	—	—	—	—
Scot K. Morrison	79,100	246,268	—	—
Michael W. Zellner	362,500	1,045,918	—	—

Policies with Respect to Review, Approval or Ratification of Transactions with Related Persons

As a general matter, it is the preference of Wind River’s Board of Directors and management to avoid related party transactions. Wind River’s Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review, discuss with management and our independent auditor, and approve any transactions or courses of dealing with related parties (for example, significant stockholders of the Company, directors, corporate officers or other members of senior management or their family members) that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties. In its consideration of any related party transactions, the Audit Committee considers current SEC rules that define a related party transaction to include any transaction, arrangement or relationship in which Wind River is a participant and in which any of the following persons has or will have a direct or indirect material interest:

•	An executive officer, director or director nominee of Wind River;

•	Any person who is known to be the beneficial owner of more than 5% of Wind River’s common stock;

•

Any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee of Wind River or beneficial owner of more than 5% of Wind River’s common stock;

•

Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial interest.

All related party transactions are required to be disclosed in Wind River’s filings with the Securities and Exchange Commission in accordance with SEC rules.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Wind River’s Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to all officers, directors and employees of Wind River, and its Supplemental Code of Ethics for the Chief Executive Officer and Senior Officers (the “Officers’ Code of Ethics”). Under the Company’s Code of Ethics and the Officers’ Code of Ethics, directors and officers have an obligation to avoid any activity, agreement, business investment or interest or other situation that might in fact or in appearance cause the individual to place his or her own interests, or those of another, above his or her obligation to Wind River. In all instances where the appearance of a conflict exists, the nature of the conflict is to be disclosed to the Company’s Legal Department. Where there is a real or perceived conflict or interest involving a member of the Company’s Board of Directors, the matter is to be referred to Wind River’s Legal Department for interpretation and discussion with the Board of Directors or a committee thereof for resolution.

Potential Payments Upon Termination of Employment or Change in Control.

Wind River has entered into arrangements and/or maintains employee benefit plans, including the Executive Officers’ Change of Control Incentive and Severance Benefit Plan and the Vice Presidents’ Severance Benefit Plan each described below, that require specific payments and/or benefits to be provided to the Named Executive Officers in the event of termination of employment, except for Mr. Klein whose Employment Agreement (see “Employment Agreements with Executive Officers” at page 42 hereto) governs any payments due to him as a result of his termination of employment under the scenarios set forth below. Mr. Halifax’s Employment Agreement would govern any payments due to him in certain circumstances. The following table sets forth the payments and/or benefits that would be owed to each of the Named Executive Officers (other than Mr. Zellner, who was no longer employed by the Company on January 31, 2008) upon termination of employment in the situations and for the reasons described below, assuming that the triggering event took place on January 31, 2008, the last day of fiscal year 2008. The closing market price per share of our common stock on that date was $8.39. In connection with Mr. Zellner’s termination of employment on February 28, 2007, the Company paid Mr. Zellner a severance payment equal to six months of his base salary in accordance with the Company’s Vice Presidents’ Severance Benefit Plan.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

OR CHANGE OF CONTROL AS OF JANUARY 31, 2008

Compensation and Benefits	Resignation for Good Reason Without Change of Control (a)		Involuntary Without Cause (b)		Involuntary Without Cause or for Good Reason After Change of Control (c)
Base Salary	$650,000	(1)	$650,000	(1)	$650,000	(1)
	$350,000	(2)	$350,000	(2)	$350,000	(2)
			$137,500	(3)	$275,000	(3)
			$150,000	(4)	$300,000	(4)
			$150,000	(5)	$300,000	(5)

Annual Cash Incentive	$250,000	(1)	$250,000	(1)	$250,000	(1)
	0	(2)	0	(2)	0	(2)
					$135,584	(3)
					$70,000	(4)
					$70,000	(5)

In the Money Value of Accelerated Equity Awards (d)	$167,800	(1)	$167,800	(1)	$671,200	(1)
					0	(2)
					0	(3)
					0	(4)
					0	(5)

Health Care Benefits	$15,591	(1)	$15,591	(1)	$31,182	(1)
			$7,796	(2)	$15,591	(2)
			$7,796	(3)	$15,591	(3)
			$7,796	(4)	$15,591	(4)
			$564	(5)	$1,128	(5)

Outplacement Services	N/A		$7,800	(1-5)	N/A

280G Tax Gross-Up (e)	0	(1)	N/A		0	(1-5)

TOTAL:
Kenneth R. Klein	$1,083,391	(1)	$1,091,191	(1)	$1,602,382	(1)
Ian R. Halifax	$350,000	(2)	$365,596	(2)	$365,591	(2)
Damian G. Artt			$153,096	(3)	$426,175	(3)
John J. Bruggeman			$165,596	(4)	$385,591	(4)
Scot K. Morrison			$158,364	(5)	$371,128	(5)

KEY:	(1) Kenneth R. Klein; (2) Ian R. Halifax; (3) Damian G. Artt; (4) John J. Bruggeman; and (5) Scot K. Morrison.

(a)	Pursuant to Wind River’s employment agreement with Mr. Klein or Mr. Halifax. The terms of the employment agreement with each of Mr. Klein and Mr. Halifax provide that his post-termination bonus payment would be the amount equal to 100% of his actual bonus for the fiscal year prior to the fiscal year in which the termination occurs. Mr. Klein received a cash incentive payment of $250,000 for fiscal year 2007. Mr. Halifax did not receive a bonus for fiscal year 2007 and thus would not be eligible for a post-termination bonus payment if his employment had terminated in fiscal year 2008.
(b)	Pursuant to the Vice Presidents’ Severance Benefit Plan described below, except for Mr. Klein and Mr. Halifax, each of whose payment would be pursuant to his employment agreement with Wind River.
(c)	Pursuant to the Executive Officers’ Change of Control Incentive and Severance Benefit Plan described below, except for Mr. Klein, whose payment would be pursuant to his employment agreement with Wind River. The terms of the Executive Officers’ Change of Control and Severance Benefit Plan provide that a post-termination bonus payment would be the amount equal to 100% of a Named Executive Officer’s actual bonus for the fiscal year prior to the fiscal year in which the termination occurs.

(d)	Consists of the dollar value of projected pre-tax proceeds upon exercise of the accelerated portion of vested, in-the-money stock options, using the closing market price of Wind River’s Common Stock on January 31, 2008 of $8.39. Assumes (i) 12 months acceleration of Mr. Klein’s equity awards in connection with his resignation for Good Reason without a Change of Control (as such terms are defined in his employment agreement), (ii) 100% acceleration of all equity awards in connection with Mr. Klein’s involuntary termination without Cause (as such term is defined in his employment agreement) or for Good Reason after a Change of Control, (iii) 12 months acceleration of Mr. Halifax’s options in connection with his involuntary termination without Cause or his resignation for Good Reason without a Change of Control (as such terms are defined in his employment agreement), and (iv) 12 months acceleration of all options granted to Messrs. Halifax, Artt, Bruggeman, and Morrison in connection with involuntary termination without Cause or for Good Reason in connection with a Change of Control (as such terms are defined in the Executive Officers’ Change of Control Incentive and Severance Benefit Plan).
(e)	No amounts would be payable at this time under the golden parachute provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. See the terms of Mr. Klein’s employment agreement at page 42 and the description of the Executive Officers’ Change of Control Incentive and Severance Benefit Plan set forth below for details of eligibility for such payments.

No payments other than those required by law would occur in the event of a Named Executive Officer’s voluntary resignation, termination for Cause, death or total and permanent disability, except that all options granted under the 2005 Equity Incentive Plan accelerate 100% upon date of death if the executive is a service provider to the Company at the time of death. All options granted to Named Executive Officers that would have accelerated under the terms of the 2005 Equity Incentive Plan were granted at a price higher than $8.39, and thus no gain would have been recognized on exercise with respect to options, although Mr. Klein holds RSUs that would have been accelerated.

Executive Officers’ Change of Control Incentive and Severance Benefit Plan. In November 1995, the Compensation Committee adopted the Executive Officers’ Change of Control Incentive and Severance Benefit Plan (the “Change of Control Plan”) to provide an incentive to our officers with the title of Vice President or above in the event of certain change of control transactions, and severance benefits in the event of certain terminations of employment within 12 months of the change of control.

Upon the occurrence of a change of control, all executive officers, except the Chief Executive Officer, will receive acceleration of vesting for all shares subject to stock options that otherwise would have vested within one year of the date of the change of control. The Chief Executive Officer will receive two years’ worth of accelerated vesting, except to the extent that the option acceleration would create adverse tax consequences for the Chief Executive Officer and Wind River under the golden parachute provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, in which case the Chief Executive Officer will have accelerated the maximum number of shares allowed under the golden parachute provisions.

If an executive officer other than the Chief Executive Officer is terminated without Cause or voluntarily terminates with Good Reason (as each term is defined in the Change of Control Plan), within 12 months after a change of control, the executive will receive continued compensation for 12 months (including an estimated bonus amount), continued health insurance for the same period, and accelerated vesting of stock options that otherwise would vest within one year of the date of termination. In addition, for the Chief Executive Officer, any shares that would have received acceleration of vesting on account of the change in control but did not because of the limitation to avoid the golden parachute tax provisions shall receive accelerated vesting on the termination date. If the total severance payments would cause an executive to become liable for golden parachute excise tax payments, then we will pay that executive’s excise tax liability and all other taxes associated with our payment of the excise tax in order to leave the executive in the same after-tax position as if no excise tax had been imposed.

The Company reserves the option to make salary continuation severance payments on the Company’s regular payroll schedule over a 12-month period (18 months for the Chief Executive Officer) or to accelerate the timing of the payments. Bonus amounts would be paid in the ordinary course of business, but not later than the time on which bonuses for the fiscal year in which the termination occurs would regularly be paid to individuals remaining employed by the Company. Any benefits payable to an eligible employee under the Change of Control Plan are offset, to the maximum extent permitted by law, by any severance benefits payable by the Company to such individual under any other arrangement covering the individual. Currently, any benefits for which our Chief Executive Officer, Mr. Klein, would be eligible under the Change of Control Plan would be offset in their entirety by payments due under the terms of his Employment Agreement, described at page 42.

Vice Presidents’ Severance Benefit Plan. In May 2001, the Compensation Committee adopted the Vice Presidents’ Severance Benefit Plan (the “Severance Plan”) to provide for the payment of severance benefits to certain eligible employees whose employment with Wind River is involuntarily terminated. The Severance Plan was amended in June 2003. Eligible employees under the Severance Plan are vice president level or above; however, the Chairman of the Board of Directors and the Chief Executive Officer are not eligible to participate in the Severance Plan. Employees who are eligible for benefits under the Change of Control Plan are not eligible under the Severance Plan, with the result that the Severance Plan shall have no eligible employees for a period of 12 months following a “Change of Control” as such term is defined in the Change of Control Plan. The Severance Plan provides that we will (i) make a cash lump sum payment equal to 26 weeks of base salary and (ii) pay the first six months COBRA continuation coverage premium on behalf of the employee, if the employee elects COBRA continuation coverage. All other non-health benefits will terminate as of the employee’s termination date.

In order to receive benefits, an employee must execute a general waiver and release, as well as a non-competition agreement. Additionally, no employee is eligible for benefits under the Severance Plan if the employee is involuntarily terminated for reasons related to job performance or if the employee voluntarily terminates his or her employment, including by resignation, retirement or failure to return from a leave of absence as scheduled. An employee who has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her termination date is not eligible for benefits under the Severance Plan except to the extent additional benefits are available under the Severance Plan that are not provided in his or her individually negotiated agreement. As discussed above under “Employment Agreements with Executive Officers” on page 42, Messrs. Klein and Halifax each have an individually negotiated agreement in place.

Indemnification and Limitation of Director and Officer Liability

We have entered into indemnity agreements with certain officers and directors, which agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings with respect to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Wind River, and otherwise to the full extent permitted under Delaware law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own 10% or more of a registered class of Wind River’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Wind River. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

We believe, based solely on a review of the copies of such reports furnished to us, that during the fiscal year ended January 31, 2008, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were timely filed, except for a Form 4 with respect to a grant of options and restricted stock units to Jane Bone, our Chief Accounting Officer, that was filed three business days after its due date due to an administrative error by the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in the following Audit Committee report shall not be deemed to be (i) “soliciting material”, (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or (iv) subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The Report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference into such filing.

The following is the report of the Audit Committee of the Board of Directors with respect to our audited financial statements for the year ended January 31, 2008, which include our consolidated balance sheets as of January 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the twelve months ended January 31, 2008, 2007 and 2006 and the notes thereto:

1.	The Audit Committee has reviewed and discussed our audited financial statements with management;

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61; and

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended January 31, 2008 for filing with the SEC.

Respectfully submitted by:

THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

John C. Bolger, Chairman

Grant M. Inman

Harvey C. Jones

HOUSEHOLDING AND ELECTRONIC DELIVERY

We have adopted a process approved by the Securities and Exchange Commission called “householding.” Under this process, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of the stockholders notifies us that they wish to continue receiving individual copies. This process reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate annual report and a separate proxy statement, they may call our Investor Relations department at 1-866-296-536 or write to us at Wind River Systems, Inc., Attention: Investor Relations, 500 Wind River Way, Alameda, CA 94501. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

We encourage you to sign up for electronic delivery of future Wind River annual reports and proxy materials in order to conserve natural resources and help us save costs in producing and distributing these materials. If you wish to receive our annual report and proxy materials electronically next year, please follow the instructions contained on the enclosed proxy card or visit our investor relations website at http://ir.windriver.com.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Ian Halifax

Senior Vice President, Finance and Administration,

Chief Financial Officer and Secretary

Alameda, California

May 2, 2008

RECEIVE FUTURE WIND RIVER SYSTEMS, INC. PROXY MATERIALS VIA THE INTERNET:

Consider receiving future Wind River Systems, Inc. Annual Report and Proxy materials in electronic form rather than in printed form. While voting via the internet at www.proxyvote.com, click the button “Enroll in Electronic Delivery” and follow the instructions to give your consent and thereby save Wind River the future costs of producing, distributing and mailing those materials. Accessing Wind River’s Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. If you do not consent to access Wind River’s Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

WIND RIVER SYSTEMS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2008

The undersigned stockholder of Wind River Systems, Inc. (“Wind River”) hereby acknowledges receipt of Wind River’s Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Kenneth Klein and Ian Halifax, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Wind River that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Wind River to be held at 500 Wind River Way, Alameda, California on Thursday, June 12, 2008 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. FOR ANY AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED WITH DISCRETIONARY AUTHORITY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(To be Signed on Reverse Side)

500 WIND RIVER WAY ALAMEDA, CA 94501

TO VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 11, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

TO VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 11, 2008. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE BY MAIL —

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Wind River Systems, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 11:59 P.M. EASTERN TIME ON JUNE 11, 2008. IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WIND RIVER SYSTEMS, INC.

The Board of Directors recommends a vote FOR the nominees

listed below in Proposal 1 and FOR Proposal 2.

Vote On Directors

1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. The nominees are as follows:		For All	Withhold All	For All Except	To withhold authority to vote for any nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
(01) John C. Bolger (02) Jerry L. Fiddler (03) Narendra K. Gupta (04) Grant M. Inman	(05) Harvey C. Jones (06) Kenneth R. Klein (07) Standish H. O’Grady	☐	☐	☐
Vote on Proposal 2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Wind River Systems, Inc. for the fiscal year ending January 31, 2009.				For ☐	Against ☐	Abstain ☐

In their discretion, the holders of this proxy are authorized to vote at the Annual Meeting of Stockholders upon such other business that may properly come before the meeting or any continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present.

Please sign exactly as your name appears hereon. If the stock is registered in the name of two or more persons, each should sign. If signer is a corporation or partnership, sign in full corporate or partnership name by authorized officer or person. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, include full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.					YES ☐	NO ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date